Exhibit 10.9

LEASE AGREEMENT

BETWEEN

BEHRINGER HARVARD CORDILLERA, LLC,

a Delaware limited liability company

AND

BEHRINGER HARVARD RESIDENCES AT CORDILLERA, LLC,

a Delaware limited liability company

7.10	Net Worth	22

ARTICLE VIII LEGAL REQUIREMENTS		23
8.1	Compliance with Legal and Insurance Requirements, Etc	23
8.2	Legal Requirement Covenants	23
8.3	Environmental Matters and Indemnities	23
8.4	Liquor License Matters and Indemnities	26

ARTICLE IX MAINTENANCE AND REPAIR		27
9.1	Maintenance and Repair	27
9.2	Encroachments, Restrictions, Etc	28

ARTICLE X ALTERATIONS		29
10.1	Lessee Alterations	29
10.2	Lessor Alterations	29

ARTICLE XI LIENS		29
11.1	Liens	29

ARTICLE XII PERMITTED CONTESTS		30
12.1	Permitted Contests	30

ARTICLE XIII INSURANCE		31
13.1	Liability Insurance	31
13.2	Special Conditions or Hazards	31
13.3	Casualty Insurance	32
13.4	Parties Insured and Amounts of Coverage	33
13.5	Evidence of Insurance	34
13.6	Reports by Lessee	34
13.7	Review of Insurance	35

ARTICLE XIV DAMAGE AND RECONSTRUCTION		35
14.1	Insurance Proceeds	35
14.2	No Abatement of Rent	35
14.3	Damage During Term	35
14.4	Lessee’s Property and Business Interruption Insurance	35

ARTICLE XV CONDEMNATION		36
15.1	Definitions	36
15.2	Parties’ Rights and Obligations	36
15.3	Total Taking	36
15.4	Allocation of Award	36
15.5	Partial Taking	37
15.6	Temporary Taking	37

ARTICLE XVI DEFAULTS		38
16.1	Events of Default	38
16.2	Remedies	39
16.3	Damages	40
16.4	Application of Funds	40

16.5	Waiver	41

ARTICLE XVII LESSOR’S RIGHT TO CURE		41
17.1	Lessor’s Right to Cure Lessee’s Default	41

ARTICLE XVIII HOLDING OVER		41
18.1	Holding Over	41

ARTICLE XIX RISK OF LOSS		42
19.1	Risk of Loss	42

ARTICLE XX INDEMNITIES		42
20.1	Indemnification	42

ARTICLE XXI SUBLETTING; ASSIGNMENT		44
21.1	Subletting and Assignment	44
21.2	Attornment	45
21.3	Management Agreement	45

ARTICLE XXII ESTOPPELS; FINANCIAL STATEMENTS		45
22.1	Lessee Estoppel Certificates	45
22.2	Financial Statements and Information	46
22.3	Covenants of Lessee	47
22.4	Certified Financial Statements	47
22.5	Lessor Estoppel Certificates	47

ARTICLE XXIII INSPECTIONS; MEETINGS		48
23.1	Lessor’s Right to Inspect	48
23.2	Regular Meetings	48
23.3	Accommodations	48

ARTICLE XXIV NO WAIVER		48
24.1	No Waiver	48

ARTICLE XXV CUMULATIVE REMEDIES		48
25.1	Remedies Cumulative	48

ARTICLE XXVI SURRENDER		48
26.1	Acceptance of Surrender	48

ARTICLE XXVII NO MERGER		49
27.1	No Merger of Title	49

ARTICLE XXVIII CONVEYANCE BY LESSOR		49
28.1	Conveyance by Lessor	49
28.2	Lessor May Grant Liens	49

ARTICLE XXIX NOTICES		51
29.1	Notices	51

ARTICLE XXX APPRAISALS		52
30.1	[Appraisers	52

ARTICLE XXXI LESSOR BREACH		53
31.1	Breach by Lessor	53

ARTICLE XXXII MISCELLANEOUS		53
32.1	Miscellaneous	53
32.2	Waiver of Presentment, Etc	53
32.3	Force Majeure	54
32.4	Development Agreements	54

ARTICLE XXXIII MEMORANDUM OF LEASE		54
33.1	Memorandum of Lease	54

ARTICLE XXXIV COMPLIANCE WITH AGREEMENTS		54
34.1	Management Agreement	54

ARTICLE XXXV LIMITATIONS		55
35.1	REIT Compliance	55
35.2	Personal Property Limitation	55
35.3	Sublease Rent Limitation	55
35.4	Sublease Tenant Limitation	55
35.5	Lessee Ownership Limitation	55

ARTICLE XXXVI TERMINATION RIGHTS		56
36.1	Lessor’s Option to Terminate Lease Upon Sale	56

ARTICLE XXXVII TRANSITION PROCEDURES		56
37.1	Transition Procedures	56

ARTICLE XXXVIII ARBITRATION		57
38.1	Arbitration	57
38.2	Alternative Arbitration	57
38.3	Arbitration Procedures	57

ADDITIONAL DEFINED TERMS

Defined Term	Section
AAA	57
actual pecuniary loss	45
Additional Base Rent	10
Additional Charges	13
ADR	14
Affiliate	3
Annual Audited Gross Revenues Statement	11
Annual Budget	13
Annual Gross Revenues Report	11
Assigned Agreements	2
Award	36
Bad Boy Default	3
Bankruptcy Code	44
Bankruptcy Event	39
Base Rate	4
Base Rent	10
Brand Standards	4
Business Days	4
Capital Budget	13
Cash	22
CERCLA	4
Claims	31
COBRA	22
Code	4
Commencement Date	10
Condemnation	36
Condemnor	36
Consolidated Financials	4
Consumable Supplies	4
Date of Taking	36
Developer	4
Development Agreements	4
Development Projects	4
Dissolution Event	39
Effective Date	1
Emergency Situations	5
Environmental Authority	5
Environmental Liabilities	5
Event of Default	38
Facility	5
FFE	21
FFE Reserve	21
First Class Operating Standards	5
Food Sales	6
Force Majeure Event	54
Franchise Agreement	6
Franchisor	6
full replacement cost	34
GAAP	6
Gross Revenues	6
Holder	7
Hotel Revenues	7
Impositions	17
Indemnified Party	7
Indemnifying Party	7
Initial Inventory	20
Initial Term	10
Inventory	7
Land	1
Lease	1
Lease Year	7
Leased Improvements	1
Leased Property	1
Legal Requirements	7
Lessee	1
Lessee Indemnified Party	8
Lessee’s Personal Property	21
Lessor	1
Lessor Indemnified Party	8
Lessor’s Audit	8
Lessor’s Gross Revenues Audit	12
Licenses	56
Liquor Licenses	8
Management Agreement	8
Manager	8
Mortgage	49
Operating Budget	13
Overdue Rate	8
Owner Agreement	8
Percentage Rent	11
Preliminary Statement	22

v

Primary Intended Use	19
Proceeding	8
Property Income	3
Quarter	9
RCRA	9
REIT	55
Release	9
Renewal Term	10
Rent	9
Rent Report	11
REVPAR	14
SEC	46
Service Contracts	19
State	9
Subsidiaries	9
Subsidiary	9
Tax Code	55
Term	9
Trustee	44
Unavoidable Delay	9
Uneconomic for its Primary Intended Use	9
Uniform System	9
Units	1
Unsuitable for its Primary Intended Use	9
Working Capital	22

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into to be effective as of the 6th day of June, 2007 (“Effective Date”), by and between BEHRINGER HARVARD CORDILLERA, LLC, a Delaware limited liability company (“Lessor”), and BEHRINGER HARVARD RESIDENCES AT CORDILLERA, LLC, a Delaware limited liability company (“Lessee”). B

ARTICLE I
LEASE

1.1                                 Demise.  In consideration of the obligation of Lessee to pay rent as herein provided and in consideration of the other terms, covenants, and conditions of this Lease, Lessor does hereby LEASE, DEMISE, and LET unto Lessee, and Lessee does hereby take and lease from Lessor, the Leased Property (as hereinafter defined), TO HAVE AND TO HOLD the Leased Property, together with all rights, privileges, easements and appurtenances belonging to or in any way appertaining to the Leased Property, for the Term, upon and subject to the terms, conditions and agreements hereinafter contained.

1.2                                 Leased Property.  The “Leased Property” (herein so called) is comprised of the following:

(a)                                  those certain tracts or parcels of land situated in the Cities of Avon and Edwards, Colorado, which are more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all and singular the rights and appurtenances pertaining to such tracts and parcels, including any right, title and interest of Lessor in and to any easements benefiting the Leased Property, adjacent strips or gores, streets, alleys or rights-of-way and all rights of ingress and egress thereto (the foregoing are hereinafter referred to collectively as the “Land”);

(b)                                 all buildings, fixtures and other improvements of every kind located on, or to be constructed, or developed on the Land, including specifically, without limitation, the existing 56-room lodge, approximately 20,000 square feet of spa/fitness center space, approximately 3,000 square feet of meeting/banquet space, 2 existing restaurants and a ski in / ski out condo at the Strawberry Park Beaver Creek lift, the automobile parking garage, all swimming pools, restaurants, hotel rooms, lounges, fitness facilities and various other guest and spa facilities, and all other buildings and improvements as are located thereon (the “Leased Improvements”);

(c)                                  all personal property, tangible or intangible, of any kind whatsoever owned by Lessor and used in connection with the operation of the Leased Improvements, together with all replacements, modifications, alterations and additions thereto;

(d)                                 all machinery, apparatus, vehicles, equipment, artwork, furniture, fittings, fixtures and articles of personal property of every kind and nature whatsoever, including reserve stock and spare parts therefor, owned by Lessor which are located in or on the Leased

Improvements or stored offsite and are used or usable in connection with any present or future occupation or operation of the Leased Improvements, including, by way of illustration and not limitation, all furnishings, pictures, chinaware, glassware, silverware, ornaments, uniforms, kitchen appliances and utensils, radios, television sets, mirrors, linens, towels, sheets, blankets, telephones, and all similar and related articles owned by Lessor and located in or upon or used in connection with the operation or maintenance of the Leased Improvements, together with all replacements, modifications, alterations and additions thereto; and

(e)                                  all oral or written agreements or leases pursuant to which any portion of the Land or Facility is used or occupied by anyone other than Lessor.

1.3                                 Assignment and Assumption of Contracts; Initial Transaction.

(a)                                  Effective upon the Commencement Date, Lessor hereby transfers and assigns to Lessee, and Lessee assumes and covenants to perform all of Lessor’s obligations under, the following agreements and contracts to which the Leased Property remains subject on the Commencement Date (the “Assigned Agreements”):

(i)                                     All contracts for the use or occupancy of guest rooms and apartment units and/or the meeting, dining, banquet, and health facilities of the Facility;

(ii)                                  All service contracts, maintenance contracts, equipment leases, purchase orders and other contracts pertaining to the ownership, maintenance, operation, provisioning or equipping of the Facility, including warranties and guaranties relating thereto;

(iii)                               All licenses and permits (to the extent assignable) used in or relating to the ownership, occupancy or operation of any part of the Facility; and

(iv)                              Any developer’s, declarant’s, or owner’s interests under any operating agreements or reciprocal easement agreements or other similar agreements affecting and/or benefiting the Facility.

This Lease is executed by Lessor and accepted by Lessee on the understanding that Lessee will and does hereby assume and agree to perform all of Lessor’s obligations under all the Assigned Agreements.

(b)                                 As between Lessor and Lessee, Lessor shall be entitled to all income and shall be responsible for the payment or settlement of all expenses of the Leased Property accruing prior to the Commencement Date.  Lessee shall act as Lessor’s agent for the collection of all such income and shall remit the same to Lessor promptly upon Lessee’s receipt thereof.  Lessee shall notify Lessor of all such expenses and shall act as Lessor’s payment agent for such expenses using funds provided by Lessor from time to time.

ARTICLE II
DEFINITIONS

2.1                                 Definitions.  For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP, (c) all references in this Lease to designated “Articles”, “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:

Affiliate.  As used in this Lease the term “Affiliate” of a person shall mean (a) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (b) any other person that owns, beneficially, directly or indirectly, ten percent (10%) or more of the outstanding capital stock, shares or equity interests of such person, or (c) any officer, director, employee, partner or trustee of such person, or (d) any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person).  The term “person” means and includes individuals, corporations, general and limited partnerships, limited liability companies, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof.  For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests, by contract or otherwise.

Base Rate.  The prime rate (or base rate) reported in the Money Rates column or comparable Section of The Wall Street Journal as the rate then in effect for corporate loans at large U.S. money center commercial banks, whether or not such rate has actually been charged by any such bank.  If no such rate is reported in The Wall Street Journal or if such rate is discontinued, then Base Rate shall mean such other successor or comparable rate as Lessor may reasonably designate.

Brand Standards.  The operating standards set forth and defined in the Management Agreement.

Business Days.  Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the municipality wherein the Leased Property is located are closed.

CERCLA.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Claims.  Collectively, any claims, demands, actions (including enforcement proceedings initiated by an government agency), penalties, suits, administrative proceedings, and liabilities (including the costs of defense, settlement, appeal, and reasonable attorneys’ fees and costs).

Code.  The Internal Revenue Code of 1986, as amended.

Consolidated Financials.  For Lessee and its consolidated Subsidiaries, (a) for any fiscal month, consolidating balance sheet and statement of operations, (b) for any fiscal quarter, consolidating statement of operations, and (c) for any fiscal year, consolidating balance sheet, consolidating statement of operations and working capital statement for each such period and for the period from the beginning of the respective fiscal year to the end of each such period, together with the notes to any such yearly statement, all in such detail as may be reasonably required by Lessor, and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and prepared in accordance with GAAP and audited annually by a firm of independent certified public accountants approved by Lessor.  Consolidated Financials shall be prepared on the basis of a December 31 fiscal year of Lessee, or on such other basis as Lessor shall designate.  Any cost for such audit shall be borne by Lessee.

Consumable Supplies.  Office supplies, cleaning supplies, uniforms, laundry and valet supplies, engineering supplies, fuel, stationery, soap, matches, toilet and facial tissues, and such other supplies as are consumed customarily on a recurring basis in the operation of the Facility, together with food and beverages that are to be offered for sale to guests and to the public.

Developer.  TP Cordillera, LLC, a Delaware limited liability company.

Development Agreements.  Those certain agreements between Landlord and Developer regarding the Land, the Leased Improvements and other land and improvements located adjacent to the Leased Property.

Development Projects.  The projects described in and to be undertaken pursuant to the Development Agreements.

Emergency Situations.  Fire, any other casualty, or any other events, circumstances or conditions which threaten the safety or physical well-being of the Facility’s guests or employees or which involve the risk of material property damage or material loss to the Facility.

Environmental Authority.  Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Hazardous Materials Law.

Environmental Liabilities: Any and all actual or potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney’s fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Lessor, Lessee, any Predecessor, the Leased Property or any property used therein and arising out of:

(a)                                  the failure to comply at any time with all Hazardous Materials Laws applicable to the Leased Property;

(b)                                 the presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property;

(c)                                  a Release or threatened Release of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

(d)                                 the identification of Lessee, Lessor or any Predecessor as a potentially responsible party under CERCLA or under any other Hazardous Materials Law;

(e)                                  the presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Hazardous Materials Law on, in, at or under the Leased Property or any adjacent site or facility; or

(f)                                    any and all claims for injury or damage to persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof or any adjoining property.

Facility.  The hotel and/or other facilities offering lodging and other services or amenities being operated or proposed to be operated on the Leased Property.

First Class Operating Standards.  Operating standards of other facilities comparable in size to the Leased Property which represent the highest quality of hotels and/or resorts in the United States, including without limitation, the operation of the Leased Property (but not necessarily all facilities thereof) on a seven days a week, twenty-four hour a day basis with adequate staffing to provide first-class staffing, and health, fitness, food, beverage, housekeeping, banquet, parking, bellmen and porter services; provided that such standard of operation shall never be lower than the standard of operation existing at the date hereof with respect to the Leased Property.

Food Sales.  Shall mean (i) gross revenue from the sale of food and non-alcoholic beverages that are prepared at the Facility and sold or delivered on or off the Facility by Lessee, its permitted subtenants, licensees, or concessionaires whether for cash or for credit, including in respect of guest rooms, banquet rooms, meeting rooms and other similar rooms, and (ii) gross revenue from the rental of banquet, meeting and other similar rooms.  Such gross revenue constituting Food Sales shall include sales by Lessee and its permitted subtenants, licensees and concessionaires, but gross revenues from subleases, licenses or similar arrangements for space within the Facility in which the items described in subparagraphs (i) and (ii) above are sold which are entered into by Lessor, by any prior owner of the Leased Property, or by Lessee, in compliance, but only in compliance, with Section 21.1 with parties who are not Affiliates of Lessee, shall be classified as Hotel Revenues and shall only include rents received by Lessee under such existing subleases, licenses or similar arrangements.  Such gross revenue shall be determined in a manner consistent with the Uniform System and shall not include the following:

(a)                                  Vending machine sales;

(b)                                 Any gratuities or service charges added to a customer’s bill or statement in lieu of a gratuity which is paid directly to an employee;

(c)                                  Non-alcoholic beverages sold from a bar or lounge;

(d)                                 Credits, rebates or refunds; and

(e)                                  Sales taxes or taxes of any other kind imposed on the sale of food or nonalcoholic beverages.

Franchise Agreement.  Any franchise agreement or license agreement with a franchisor under which the Facility is hereafter operated, if any.

Franchisor.  Any franchisor under a franchise or license agreement under which the Facility is operated.

GAAP.  United States generally accepted accounting principles as are at the time applicable and otherwise consistently applied by Lessor.

Gross Revenues.  All gross revenues, gross receipts, and gross income (including rental payments) of any kind derived directly or indirectly by Lessee from or in connection with the Facility whether on a cash basis or credit, paid or collected, determined in accordance with GAAP and the Uniform System, and all proceeds paid under any policy of business or rental interruption insurance but excluding, however:  (i) funds furnished by Lessor, (ii) federal, state and municipal excise, sales, and use taxes collected directly from patrons and guests or as a part of the sales price of any goods, services or displays, such as gross receipts, admissions, cabaret or similar or equivalent taxes and paid over to federal, state or municipal governments, (iii) gratuities, (iv) proceeds of insurance and condemnation (other than proceeds from any business or rental interruption insurance), (v) proceeds from sales other than sales in the ordinary course of business, (vi) all loan proceeds from financing or refinancings of the Facility or interests therein or components thereof, (vii) judgments and awards, except any portion thereof arising from normal business operations of the Facility, (viii) items constituting “allowances” under the Uniform System, and (ix) any amount paid pursuant to a sublease of all or a portion of the Leased Property if the rental to be paid by the sublessee thereunder is based, in whole or in part, on the income or profits derived by the business activities of the sublessee.

Holder.  Any holder of any indebtedness of Lessor or any of its Affiliates, any holder of a mortgage, any purchaser of the Leased Property or any portion thereof at a foreclosure sale or any sale in lieu thereof, or any designee of any of the foregoing.

Hotel Revenues.  Gross Revenues, minus Food Sales and gross revenues from the sale of alcoholic beverages at or from the Leased Property.

Indemnified Party.  Either of a Lessee Indemnified Party or a Lessor Indemnified Party.

Indemnifying Party.  Any party obligated to indemnify an Indemnified Party pursuant to any provision of this Lease.

Inventory.  All “Inventory” as defined in the Uniform System, including, but not limited to, linens, china, silver, glassware and other non-depreciable personal property, and any property of the type described in Section 1221(l) of the Tax Code.

Lease Year.  Any twelve-month period from January 1 to December 31 during the Term; provided that the initial Lease Year shall be the period beginning on the Commencement Date and ending on December 31, 2007, and the last Lease Year shall be the period beginning on January 1 of the calendar year in which the Term expires and ending on the expiration of the Term (to the extent any computation or other provision hereof provides for an action to be taken on a Lease Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Lease Years to reflect that such periods are less than full calendar year periods).

Legal Requirements.  All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use, operation or alteration thereof (whether by Lessee or otherwise), now existing or hereafter enacted and in force, including all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare at the Leased Property; and all permits, licenses and authorizations necessary or appropriate to operate the Leased Property for its Primary Intended Use; and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances hereafter created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

Lessee Indemnified Party.  Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessee, the officers, directors, stockholders, partners, members, employees, agents and representatives of any of the foregoing Persons and any corporate stockholder, agent, or representative of any of the foregoing Persons, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

Lessor Indemnified Party.  Lessor, any Affiliate of Lessor, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest in Lessor, the officers, directors, stockholders, partners, members, employees, agents and representatives of any of the foregoing Persons and of any stockholder, partner, member, agent, or representative of any of the foregoing Persons, and the respective heirs, personal representatives, successors and assigns of any such officer, director, partner, stockholder, employee, agent or representative.

Lessor’s Audit.  An audit by Lessor’s independent certified public accountants of the operation of the Leased Property during any Lease Year, which audit may, at Lessor’s election, be either a complete audit of the Leased Property’s operations or an audit of Room Revenues, Food Sales, Beverage Sales and other income realized from the operation of the Leased Property during such Lease Year.

Liquor Licenses.  Any liquor license held, from time to time, by Lessee and used for the purchase, sale and service of alcoholic beverages on the Leased Property.

Management Agreement.  That certain Hotel Management Agreement for the Lodge and Spa at Cordillera between Colorado Hotel Operator, Inc. and RockResorts International, LLC dated as of May 1, 2005 and as assigned to Lessee by Colorado Hotel Operator, Inc.

Manager means RockResorts International, LLC, a Delaware limited liability company, and any successor Manager approved by Lessor in its sole discretion.  At all times during the Term of this Lease, Manager shall be an “eligible independent contractor” as defined in Section 856(d)(9) of the Code.

Overdue Rate.  On any date, a rate equal to the Base Rate plus 5% per annum, but in no event greater than the maximum rate then permitted under applicable law.

Owner Agreement.  That certain Owner Agreement dated of even date herewith by and among Lessor, Lessee and Manager.

Proceeding.  Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

Quarter.  Each calendar quarter during the Term, provided that the first Quarter of the Term shall commence on the Commencement Date and end on June 30, 2007.

RCRA.  The Resource Conservation and Recovery Act, as amended.

Release.  A “Release” as defined in CERCLA or in any Hazardous Materials Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Hazardous Materials Law without authorizations or permits.

Rent.  Collectively, the Base Rent, Percentage Rent and Additional Charges.

State.  The State or Commonwealth of the United States in which the Leased Property is located.

Subsidiaries.  Corporations or other entities in which a party owns, directly or indirectly, 50% or more of the voting rights or control, as applicable (individually, a “Subsidiary”).

Term.  The Initial Term or the Renewal Term, as applicable.

Unavoidable Delay.  Delay due to strikes, lock-outs, labor unrest, inability to procure materials, power failure, acts of God, governmental restrictions, acts of terrorism, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other similar causes beyond the reasonable control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto unless such lack of funds is caused by the breach of the other party’s obligation to perform any obligations of such other party under this Lease.

Uneconomic for its Primary Intended Use.  A state or condition of the Facility such that in the judgment of Lessor the Facility cannot be operated on a commercially practicable basis for its Primary Intended Use, such that Lessor intends to, and shall, cease operations from the Facility.

Uniform System.  The most current edition of the Uniform System of Accounts for Hotels, as published by the Hotel Association of New York City, Inc., as the same may hereafter be revised, and as the same is interpreted and applied by the Lessor’s independent certified public accountants in connection with any Lessor’s Audit.

Unsuitable for its Primary Intended Use.  A state or condition of the Facility such that in the judgment of Lessor the Facility cannot function as an integrated hotel facility consistent with standards applicable to a well maintained and operated hotel comparable in quality and function to that of the Facility prior to the damage or loss.

2.2                                 Additional Definitions.  Other capitalized terms are defined in the Sections of this Lease specified in the Table of Contents.

ARTICLE III
TERM

3.1                                 Initial Term.  The initial term (hereinafter called the “Initial Term”) of this Lease shall commence on the effective date of execution of this Lease (the “Commencement Date”) and shall end on December 31, 2008, unless sooner terminated in accordance with the provisions hereof.

3.2                                 Renewal Term.  Notwithstanding anything to the contrary contained in Section 3.1 above or Sections 4.1 and 4.2 and Exhibit “B” below, (a) provided this Lease has not previously been terminated in accordance with the provisions hereof, upon the expiration of the Initial Term of this Lease, this Lease shall automatically renew for the period commencing on January 1, 2009, and expiring on December 31, 2009 (the “Renewal Term”), unless sooner terminated in accordance with the provisions hereof, and (b) during the Renewal Term, the Base

Rent, Additional Base Rent and Percentage Rent (each as hereinafter defined) shall together be an amount equal to the fair market rental value of the Leased Property, which fair market rental value shall be determined using the same criteria that was used by Lessor and Lessee to determine the Base Rent, Additional Base Rent and Percentage Rent with respect to the Initial Term of this Lease, except to the extent that Lessor and Lessee determine that such criteria should be modified because they would not result in a determination of fair market rental value because of a change in economic conditions between the Commencement Date and the first day of the Renewal Term.  Promptly after the determination of the Base Rent, Additional Base Rent and Percentage Rent applicable during the Renewal Term, Lessor and Lessee shall enter into an amendment to this Lease memorializing the same.

ARTICLE IV
RENT

4.1                                 Rent.  So long as this Lease remains in force and effect, Lessee promises to pay rents to Lessor, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, in immediately available funds, in the manner, at the time, and in the amounts specified below:

(a)                                  Base Rent.  Lessee shall pay annual base rent under this Lease (the “Base Rent”) in advance in the monthly installments set forth in the Monthly Base Rent Payment Schedule attached hereto as  Schedule 4.1(a) beginning on the Effective Date and continuing on or before the first (1st) day of each and every month thereafter during the Term.  Base Rent for any period during the Term which is less than one (1) month shall be a pro-rata portion of the applicable monthly installment.

(b)                                 Additional Base Rent.  In addition to the Base Rent, Lessee shall pay additional base rent (the “Additional Base Rent”) in the amounts and at the times set forth in the Additional Base Rent Schedule attached hereto as Schedule 4.1(b).

(c)                                  Percentage Rent.

(i)                                     In addition to the sums payable pursuant to Subparagraphs (a) and (b) above, Lessee shall within forty-five (45) days after the last day of each Lease Year during the Term, pay to Lessor “Percentage Rent” (herein so called) for each Lease Year calculated in accordance with the provisions of this subparagraph (c) and Exhibit B attached hereto, which obligation will survive the expiration or early termination of this Lease for a period of one (1) year.

(ii)                                  The obligation to pay Percentage Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Percentage Rent accrued prior to such termination date, shall be made not later than sixty (60) days after such expiration or termination date.

(d)                                 Adjustment of Rents.  The parties agree and acknowledge that it is their intent that the Rent paid by Lessee hereunder reflect the fair market rental rate of the Leased Property.  Notwithstanding any provision of this Lease to the contrary, during the 18 month period following the Effective Date, Lessor reserves the right to retain a lease consultant to perform a market analysis and prepare a report (a “Rent Report”) recommending the appropriate Rent (including Base Rent, Additional Base Rent and Percentage Rent) for the Leased Property based on such market analysis. Lessor may adjust the Base Rent set forth in Schedule 4.1(a), the Additional Base Rent set forth on Schedule 4.1(b) as well as the Percentage Rent, on a prospective or retroactive basis, based on the recommendations set forth in the Rent Report.

4.2                                 Confirmation of Percentage Rent.

(a)                                  Lessee shall submit to Lessor within twenty (20) days after the last day of each Quarter a written statement signed and certified by Lessee to be correct, showing Gross Revenues during the preceding Quarter and specifically allocating the amounts attributable to Hotel Revenues and Food & Beverage Revenues and the calculation of Percentage Rent for such period.  Lessee shall submit to Lessor within twenty (20) days after the end of each Lease Year a written statement signed and certified by Lessee to be correct, showing Gross Revenues during such preceding Lease Year and the calculation of Percentage Rent for such Lease Year (the “Annual Gross Revenues Report”).  In addition, within ninety (90) days after the end of each Lease Year, Lessee will provide to Lessor, at Lessee’s expense, an audited Statement of Gross Revenues for the preceding Lease Year (the “Annual Audited Gross Revenues Statement”).  Lessee’s monthly and annual written statement of Gross Revenues shall contain such detail and breakdown as Lessor may reasonably require.  If, after notice from Lessor and the expiration of the cure period provided for herein, Lessee fails to submit the aforesaid report and statement to Lessor when due, Lessor, in addition to any other remedies Lessor has, shall have the right to retain a certified public accountant, at Lessee’s sole expense, to prepare such statements and to perform all inspections and audits related thereto.  In the event that either the Annual Gross Revenues Report or Annual Audited Gross Revenues Statement discloses that the actual Percentage Rent exceeds the prior payments of Percentage Rent to Lessor with respect to such year, Lessee shall within thirty (30) days of notice from Lessor remit the difference to Lessor, together with interest thereon at the Base Rate from the date due until paid.  In the event the advance payments of Percentage Rent paid to Lessor with respect to a calendar year exceed the actual Percentage Rent based upon the Annual Gross Revenues Report or Annual Audited Gross Revenues Statement, Lessor shall apply such overpayment to the next payment of Percentage Rent due hereunder (or, in the event that the Lease is expired or otherwise terminated, then Lessor shall remit the overpayment to Lessee within thirty (30) days of notice from Lessee).

(b)                                 The acceptance by Lessor of the estimated payments of Percentage Rent or any additional payment of Percentage Rent (pursuant to subparagraph (a) above) shall not prejudice Lessor’s right, at Lessor’s sole cost and expense (except as expressly provided below), to an examination of Lessee’s records of Gross Revenues for any period for which Lessee is required to maintain records to verify Gross Revenues.  Lessor shall have the right to examine Lessee’s records during all regular business hours upon reasonable prior notice.  Lessee, upon reasonable prior notice, shall make available to Lessor for examination any other records required to be maintained hereunder.  If the audit of the books and records by Lessor (the “Lessor’s Gross Revenues Audit”) discloses that Gross Revenues were underreported by Lessee for any period covered by such Audit, Lessee shall promptly pay to Lessor, the cost of the Lessor’s Gross Revenues Audit, as Additional Rent, in addition to any deficiency in Percentage Rent that may be due, plus interest thereon at the Base Rate from the date due until paid.  If the Lessor’s Gross Revenues Audit or the Annual Audited Gross Revenues Statement for two (2) consecutive Lease Years discloses that Gross Revenues were underreported by Lessee by five percent (5%) or more for each such Lease Year, Lessor shall have the option, exercisable within sixty (60) days of its discovery of the discrepancy, to consider such event as an Event of Default.  The provisions of this Section shall survive the expiration of the Term or the earlier termination of this Lease for a period of one (1) year thereafter.  Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Lessor’s Gross Revenues Audit shall, if not otherwise settled by the parties, be submitted to arbitration pursuant to the provisions of Section 38.2.

(c)                                  Lessee shall maintain in a manner and form satisfactory to Lessor, during the Term, and for a period of three (3) consecutive years thereafter, complete and accurate general books of account, which shall reflect Gross Revenues, and which shall include, if used by Lessee, without limitation, original invoices, sales records, sales slips, sales checks, sales reports, cash register tapes, records of bank deposits, inventory records prepared as of the close of the Lessee’s accounting period, sales and occupation tax returns and all other original records and other pertinent papers which will enable Lessor to determine the Gross Revenues derived by Lessee during the Term.  Such records for the three (3) most recent years shall be maintained at the Leased Property or Lessee’s corporate headquarters.  The provisions hereof shall survive the expiration of the Term or the earlier termination of this Lease.

4.3                                 Additional Charges.  In addition to the Base Rent and the Percentage Rent, (a) Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions (as defined hereinbelow) that Lessee expressly assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) of this Section 4.3, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 4.3 being additional rent hereunder and being referred to herein collectively as the “Additional Charges”) and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as are available in the case of non-payment of the Base Rent or the Percentage Rent.  To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Lessor shall pay same from monies received from Lessee.

4.4                                 Net Lease Provisions.  The rent shall be paid absolutely net to Lessor so that this Lease shall yield to Lessor the full amount of the installments of Base Rent, Percentage Rent, and all Additional Charges throughout the Term, all as more fully set forth herein, but subject to any other provisions of this Lease that expressly provide for adjustment or abatement of rent or other charges or expressly provide that certain expenses or maintenance shall be paid or performed by Lessor.

4.5                                 Place and Manner of Payment.  Subject to the further provisions hereof, the rent hereunder shall be payable to Lessor at the original or changed address of Lessor set forth in Article XXIX hereof or to such other address or to such other person at such address as Lessor may designate from time to time in writing.

4.6                                 Late Charge.  If Lessor fails to pay any regular monthly installment of Base Rent, any quarterly installment of Additional Base Rent, any quarterly installment of Percentage Rent, or any Additional Charges within ten (10) days after such installment or charge is due, then in addition to the past due amount Lessee shall pay to Lessor a late charge of five percent (5%) of the installment or amount due in order to compensate Lessor for the extra administrative expenses incurred.

4.7                                 Annual Budget. Not later than sixty (60) days prior to the commencement of each Lease Year, Lessee shall prepare and submit to Lessor an operating budget (the “Operating Budget”) and a capital budget (the “Capital Budget”) prepared in accordance with the requirements of this Section 4.7.  The Operating Budget and the Capital Budget (together, the “Annual Budget”) shall be prepared in accordance with the Uniform System and GAAP to the extent applicable and show by month and quarter and for the year as a whole in the degree of detail specified by the Uniform System and GAAP for monthly statements, and in accordance with the detail level of monthly financial statements, the following:

(a)                                  Lessee’s reasonable estimate of Gross Revenues (including room rates and Hotel Revenues) for the forthcoming Lease Year itemized on schedules on a monthly and quarterly basis as approved by Lessor and Lessee, together with the assumptions, in narrative form, forming the basis of such schedules.

(b)                                 An estimate of any amounts Lessor will be requested to provide for capital improvements during the current and the next three (3) Lease Years, subject to the limitations set forth in Article XXXV.

(c)                                  A cash flow projection.

(d)                                 A narrative description of the program for marketing and managing the Facility for the forthcoming Lease Year, including, among other things, details as to competitor performance, demand analysis, estimated market penetration by market segment, target accounts, marketing and advertising budgets, changes in personnel policies, staffing levels, major events plans, franchise issues and other matters affecting the performance and operation of the Facility, and containing a detailed budget itemization of proposed expenditures by category and the assumptions, in narrative form, forming the basis of such budget itemization.

(e)                                  Lessee’s reasonable estimate for each month of the Lease Year of Percentage Rent, including Hotel Revenues, Food Sales, Beverage Sales and other income.

(f)                                    A description of the status of any negotiations relating to a collective bargaining agreement, if any, affecting Facility employees.

(g)                                 A description of the current legal status of pending or threatened suits, actions, proceedings, inquiries or investigations concerning the Facility.

(h)                                 Statistical information for the Hotel, such as Average Daily Rate (“ADR”), Revenue Per Available Room (“REVPAR”) and occupancy.

(i)                                     Capital Budget, listing amounts by project and estimated expenditure period (i.e. first quarter, second quarter, third quarter or fourth quarter).

(j)                                     Annual working capital position.

(k)                                  Upon the written request of Lessor, any other matter reasonably required by Lessor for inclusion in the Annual Budget.

Lessor shall have thirty (30) days after the date on which it receives the Annual Budget to review, approve, disapprove or change the entries and information appearing in the Annual Budget (other than the Capital Budget).  If the parties are not able to reach agreement on the Annual Budget for any Lease Year during Lessor’s thirty (30) day review period, the parties shall attempt in good faith during the subsequent thirty (30) day period to resolve any disputes, which attempt shall include, if requested by either party, at least one (1) meeting of executive level officers of Lessor and Lessee.  In the event the parties are still not able to reach agreement on the Annual Budget for any particular Lease Year after complying with the foregoing requirements of this Section 4.7, the parties shall adopt such portions of the Operating Budget and the Capital Budget as they may have agreed upon, and any matters not agreed upon shall be submitted to arbitration as provided in Section 38.2 hereof.  Pending the agreement of the parties, (i) if the Operating Budget has not been agreed upon, the Leased Property will be operated in a manner consistent with the prior Lease Year’s Operating Budget without adjustment until a new Operating Budget is adopted, and (ii) if the Capital Budget has not been agreed upon, no capital expenditures shall be made unless the same are set forth in a previously approved Capital Budget or are specifically required by Lessor or are otherwise required to comply with Legal Requirements or to make emergency expenditures.

The Capital Budget shall be subject to the approval of Lessor in its sole and absolute discretion.  Notwithstanding Lessor’s approval of the Capital Budget, no capital expenditures shall be made except upon Lessor’s authorization, other than emergency expenditures.  Subject to any required approvals by any Holder or a ground lessor, Lessor agrees that the Capital Budget shall provide for and Lessor shall authorize and approve, capital expenditures necessary to cause the Hotel to comply with the Brand Standards so long as the Management Agreement remains in place.  Any dispute as to same shall be resolved by arbitration pursuant to Section 38.2.

Lessee shall operate the Leased Property consistent with the Annual Budget and shall promptly report to Lessor in writing any actual or anticipated deviation from the Operating Budget or Capital Budget of any material or long term consequence.

4.8                                 Books and Records.  Lessee shall keep full and adequate books of account and other records reflecting the results of operation of the Facility on an accrual basis, all in accordance with the Uniform System and GAAP and the obligations of Lessee under this Lease.  The books of account and all other records relating to or reflecting the operation of the Facility shall be kept either at the Facility or at Lessee’s offices in Dallas, Texas and shall be available to Lessor and its representatives and its auditors or accountants, at all reasonable times upon prior notice for examination, audit, inspection, and transcription.  All of such books and records pertaining to the Facility including, without limitation, books of account, guest records and front office records, at all times shall be the property of Lessee but shall not be removed from the Facility or Lessee’s offices without Lessor’s prior written approval.  Upon termination or expiration of this Lease, Lessee shall deliver copies of all such books and records to Lessor.  Lessor shall be entitled to make copies during the Term of any or all such books and records for its own files.  Lessee’s obligations under this Section 4.8 shall survive termination of this Lease for any reason.

4.9                                 Changes in Operations.  Without Lessor’s prior written consent, not to be unreasonably withheld, conditioned or delayed, Lessee shall not (i) provide food and/or beverage operations at the Facility if not presently provided, (ii) discontinue any food and/or beverage operations which are presently provided, or (iii) convert a subtenant, licensee or concessionaire to an operating department of the Facility or vice versa.

4.10                           Allocation of Revenues.  In the event that individuals or groups purchase rooms, food and beverage and/or the use of other hotel facilities or services together or as part of a package, Lessee agrees that revenues shall be allocated among Room Revenues, Food Sales, Beverage Sales and/or other revenue categories, as applicable, in a reasonable manner consistent with the historical allocation of such revenues.

ARTICLE V
QUIET ENJOYMENT

5.1                                 Quiet Enjoyment.  Lessor has full right to make this Lease and, subject to the terms and provisions of this Lease and provided Lessee pays all Rent and complies with the terms of this Lease, Lessee shall have quiet and peaceable enjoyment of the Leased Property during the Term.  Except as otherwise specifically provided in this Lease, Lessee, to the maximum extent permitted by law, shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Lessor to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of the rent, or setoff against the rent, nor shall the obligations of Lessee be otherwise affected by reason of (a) any damage to or destruction of the Leased Property or any portion thereof from whatever cause, (b) the lawful or unlawful prohibition of, or restriction upon Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity or by reason of eviction by paramount title, (c) any claim which Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee of or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of law.  Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease.  The obligations of Lessee hereunder shall be separate and independent covenants and agreements and the rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless all the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

5.2                                 Lessor Cooperation.  Lessor shall cooperate with Lessee in the performance of its obligations under this Lease and shall deliver such information and execute such agreements or instruments as may be reasonably necessary for Lessee to perform its obligations under this Lease.

ARTICLE VI
IMPOSITIONS

6.1                                 Payment of Impositions.  Subject to the provisions of Article XII relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions (as defined hereinbelow) before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments.  If any such Imposition may, at the option of the obligor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term (subject to Lessee’s right of contest pursuant to the provisions of Article XII) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.  If any refund shall be due in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing.  If an Event of Default shall have occurred and be continuing, any such refund shall be paid over to or retained by Lessor.  Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XVI.  Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports.

6.2                                 Notice of Impositions.  Lessor shall give prompt notice to Lessee of all Impositions payable by Lessee hereunder of which Lessor at any time has knowledge, provided that Lessor’s failure to give any such notice shall in no way diminish Lessee’s obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Lessee receives notice of any Imposition which it is obligated to pay.

6.3                                 Adjustment of Imposition.  Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof after termination shall survive such termination.

6.4                                 Utility Charges.  Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

6.5                                 Insurance Premiums.  Lessee will pay or cause to be paid all premiums for the insurance coverages required to be maintained by it under Article XIII.

6.6                                 Definition of Impositions.  The term “Impositions,” as used herein, means, collectively, all taxes (including, without limitation, all ad valorem, personal property, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessor or Lessee or Lessee’s business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term and also any assessments imposed on the Leased Property by any property owners’ association, condominium association or other such private association, or otherwise as a result of private deed restrictions affecting the Leased Property), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other such charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time prior to, during or with respect to the Term may be assessed or imposed on the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interests therein, or any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Lessee.  Nothing contained in this definition of Impositions shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other person, or (2) any net revenue tax of Lessor or any other person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than tax on any rent received by Lessor from Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Lessor, except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of the definition and that is in effect at any time during the Term is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

ARTICLE VII
CONDITION, USE

7.1                                 Condition of the Leased Property.  Lessee acknowledges receipt and delivery of possession of the Leased Property.  Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder.  Lessee is leasing the Leased Property “as is” in its present condition.  Lessee waives any claim or action against Lessor in respect of the condition of or claims against the Leased Property.  LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE.  LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT; provided, however, to the extent permitted by law, Lessor hereby assigns to Lessee all of Lessor’s rights to proceed against any predecessor-in-title, contractor, subcontractor or supplier for breaches of warranties or representations or for latent defects in the Leased Property.  Lessor shall fully cooperate with Lessee in the prosecution of any such claim, in Lessor’s or Lessee’s name, all at Lessee’s sole cost and expense.  Lessee hereby agrees to indemnify, defend and hold harmless Lessor from and against any claims, obligation and liabilities against or incurred by Lessor in connection with such cooperation.

7.2                                 Use of the Leased Property.

(a)                                  Subject to the provisions of Articles XIV, XV, and XXI and Section 7.2(e), Lessee covenants and agrees that it will during the Term (i) proceed with all due diligence and will exercise its best efforts to obtain and to maintain all licenses, permits, certificates and approvals needed to use and operate the Leased Property in the manner required under this Lease and under applicable local, state and federal law, except to the extent the same are the responsibility of the Developer under the Development Agreement; (ii) operate continuously the Leased Property in accordance with the Primary Intended Use; (iii) keep in full force and effect and comply with all the provisions of all agreements assigned to Lessee pursuant to the terms hereof, and (iv) not terminate or amend any agreements constituting part of the Leased Property without the consent of Lessor (the agreements described in subsections (iii) and (iv) herein called (the “Service Contracts”), such consent to not be unreasonably withheld, delayed or conditioned.

(b)                                 Lessee shall use or cause to be used the Leased Property only for its current uses as a hotel (together with all other existing or incidental uses, including restaurant, retail, office, movie theater, bar, fitness center, spa, conference center and other such uses) and for such other uses as may be necessary or incidental to such use or such other use as otherwise approved by Lessor (the “Primary Intended Use”).  Lessee shall not use the Leased Property or any portion thereof for any other use, nor change any names under which the Leased Property is operated, without the prior written consent of Lessor, which consent may be granted, denied or conditioned in Lessor’s sole discretion, except as may be expressly permitted under Section 7.2(e).  No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation or increase the premium of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any Article which may be prohibited by law or fire underwriter’s regulations.  Lessee shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property.

(c)                                  Lessee shall not commit or suffer to be committed any waste on the Leased Property (normal wear and tear excepted), nor shall Lessee cause or permit any nuisance thereon.

(d)                                 Lessee shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (1) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (2) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Facility on the Leased Property.

(e)                                  Notwithstanding anything to the contrary in this Lease but subject to Article XXXV, Lessee shall have the authority, without Lessor’s prior written consent, to do the following:

(i)                                     enter into, extend, modify, or terminate leases or subleases of commercial, office, retail, spa, restaurant or other incidental uses at the Leased Property; provided that (A) such incidental uses comply with the Primary Intended Use, (B) such lease does not exceed 7,500 rentable square feet, (C) the term of such lease is not in excess of five (5) years, (D) such lease is on market terms and at market rental rates and (E) rental payments under any such lease are not based on the net income or profits of the tenants.

(ii)                                  enter into any Service Contract, license, concession and equipment lease (A) which has a term of less than two (2) years, including renewals, unless it is terminable within two (2) years from the date of its execution without cause, and either without cost or penalty or if with a penalty, such penalty is less than Twenty-Five Thousand Dollars ($25,000.00); provided that Lessee may not enter into any Service Contract which expires later than the third anniversary of the Commencement Date unless such Service Contract is terminable without cost or penalty upon no more than ninety (90) days prior notice, and (B) which binds Lessee to aggregate payments per year of not more than Fifty Thousand Dollars ($50,000.00), adjusted for CPI.

7.3                                 Lessor to Grant Easements, Etc.  Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee’s cost and expense (but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of a certificate from Lessee stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

7.4                                 Inventory; Supplies; Lessee’s Personal Property.

(a)                                  Upon commencement of the Term, Lessor shall transfer to Lessee all Nonconsumable Inventory and Consumable Supplies located at the Facility on the Commencement Date (the “Initial Inventory”).  On the Commencement Date, Lessee shall be required to ensure that the Leased Property contains (i) a sufficient amount of Consumable Supplies and Non-Consumable Inventory and (ii) a reasonably adequate amount of kitchen equipment, bar equipment, refrigeration equipment, furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, in each case, to furnish each guest room substantially consistent with First Class Operating Standards and is otherwise reasonably required to operate the Leased Property in the manner contemplated by this Lease and in compliance with First Class Operating Standards and all Legal Requirements (provided that Lessor shall not be required to provide, at commencement of the Term or otherwise, any items to be furnished pursuant to the Development Agreements).  Throughout the Term, Lessee shall be required to maintain Inventory consistent with First Class Operating Standards and as is otherwise required to operate the Leased Property in the manner contemplated by this Lease and in compliance with all Legal Requirements.  All Inventory shall be the property of Lessee, subject to Lessee’s obligations under Section 7.4(b).  Lessee may (and shall as provided hereinbelow), at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Property, any items of personal property (including Inventory) owned by Lessee (collectively, the “Lessee’s Personal Property”).  Lessee may, subject to the second sentence of this Section 7.4(a) and the conditions set forth in Section 7.4(b) below, remove any of Lessee’s Personal Property at any time during the Term or upon the expiration or any prior termination of the Term.  All of Lessee’s Personal Property, other than Inventory, not removed by Lessee within thirty (30) days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving notice thereof to Lessee, without any payment to Lessee and without any obligation to account therefor.  Lessee will, at its expense, restore the Leased Property to the condition required by Section 9.1(d), including repair of all damage to the Leased Property caused by the removal of Lessee’s Personal Property.

(b)                                 Upon the expiration or earlier termination of the Term for any reason, Lessee shall surrender the Leased Property to Lessor with a quality of Nonconsumable Inventory and Consumable Supplies substantially equal to the Initial Inventory and in an amount of not less than ninety percent (90%) of the Initial Inventory.

7.5                                 FFE.  Lessor shall establish and maintain a reserve (the “FFE Reserve”) equal to the lesser of (a) the amount required by any Holder, or (b) an amount equal to the following percent of Gross Revenues (or such other amount as may be specified in the Annual Budget for such year):  (i) one percent (1%) during the first and second Lease Years; (ii) two percent (2%) during the third Lease Year; (iii) three percent (3%) during the fourth Lease Year; and (iv) four percent (4%) during each Lease Year thereafter.  If at any time during the Term, any item of FFE (defined below) requires replacement, (a) if such amounts were not included in the Annual Budget, upon a written request therefor from Lessee and approval of such expenditures by Lessor (which approval shall not be unreasonably withheld or delayed), or (b) if such amounts were not included in the Annual Budget, Lessor shall promptly advance sufficient funds from the FFE Reserve to enable Lessee to purchase the required replacements.  Lessee shall make no expenditure for replacement of FFE in excess of the amounts in the FFE Reserve without first obtaining the approval of Lessor.  Any additions to or replacements of furniture, fixtures, and equipment located at the Leased Property shall become part of the FFE, which is owned by Lessor.  Throughout the Term of this Lease, Lessee shall, at its sole cost and expense, cause all of the items of FFE to be in proper working order and in good condition (ordinary wear and tear excepted).  The term “FFE” shall have the meaning as set forth in the Uniform System and shall include, without limitation, all vehicles, furniture, furnishings and hotel equipment (including office equipment, exercise equipment, medical and/or health equipment, and property management equipment as necessary).

7.6                                 Lessee’s Obligation to Manage.  At all times during the Term, Lessee shall be responsible for the management and operation of the Leased Property through the Manager or a successor manager approved by Lessor in its sole discretion, and in no event shall Lessor have any obligation with respect to the management or operation of the Leased Property.

7.7                                 Cash Accounts; Working Capital.  On the Commencement Date, Lessor shall transfer to Lessee cash and funds deposited in banks (“Cash”) in the sum of $50,000 and working capital equal to zero (0) (“Working Capital”) as set forth in the Preliminary Statement of Cash and Working Capital (the “Preliminary Statement”) to be initialed by Lessor and Lessee and attached to this Lease as Exhibit C.  Upon the expiration or early termination of this Lease, Lessee shall (a) pay over to Lessor the same amount of Cash that existed on the Commencement Date; and (b) restore the amount of Working Capital to zero (0).  If, notwithstanding the requirement in the preceding sentence, the Leased Property is returned to Lessor with positive Working Capital, Lessor shall have the right to audit Lessee’s and the Leased Property’s books and records and, upon confirmation of such amount by Lessor, Lessor shall pay to Lessee the amount of positive Working Capital.  If the Leased Property is returned to Lessor with negative Working Capital, Lessor shall have the right to audit Lessee’s and the Leased Property’s books and records and, upon confirmation of such amount by Lessor, Lessee will pay to Lessor the amount of negative Working Capital.

7.8           Reserved.

7.9           Employees.  Lessee acknowledges and agrees that all employees involved in the use and operation of the Leased Property shall be employees of Manager, or one of its Affiliates and not of Lessee, Lessor or any of their respective Affiliates.  Lessee, and its Affiliates shall fully comply (and shall cause Manager to fully comply) with all Legal Requirements and all collective bargaining and other agreements applicable to such employees.  Upon the expiration or earlier termination of this Lease, all such employees shall be terminated or retained by Manager or its Affiliates, as applicable, and Lessee shall cause Manager to provide any required notices or other rights to such employees, all without liability to Lessor or the Hotel, or any other owner, lessee or manager of the Hotel.  Payment of all costs and expenses associated with accrued but unpaid salary, earned but unpaid vacation pay, accrued but unearned vacation pay, pension and welfare benefits, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) benefits, employee fringe benefits, employee termination payments or any other employee benefits due to such employees, shall be the sole responsibility and obligation of and shall be paid when due by Manager or its Affiliates, as applicable.  Upon the expiration or earlier termination of this Lease and the expiration or earlier termination of the Management Agreement (to the extent permitted under the Management Agreement or Owner Agreement), any owner, manager or lessee of the Hotel shall have the right, but not the obligation, to extend offers of employment to some or all of such employees on such terms and conditions as are determined solely in such party’s discretion; and Lessee shall use reasonable efforts to assist such party in its efforts to secure satisfactory employment arrangements with such employees.  Lessee shall cause Manager to provide any notices, coverages or other rights as shall be required to comply with the medical coverage continuation requirements of COBRA to any persons who are entitled to such rights by virtue of the maintenance of any group health plan by Manager or its Affiliates, as applicable.  Lessee shall indemnify, defend and hold harmless Lessor from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorney’s fees and disbursements) arising out of the employment or termination of employment of or failure to offer employment to any employee or prospective employee by Lessee or its Affiliates, including, without limitation, claims of discrimination, sexual harassment, breaches of employment or collective bargaining agreements, or the failure of Lessee or any of its Affiliates to comply with the provisions of this section.  The indemnification rights and obligations provided for in this Section shall survive the termination of this Lease.

7.10         Net Worth.  Lessee covenants that it shall at all times during the term of this Lease maintain an adequate “net worth” as agreed upon by Lessor and Lessee.  For purposes hereof, “net worth” shall mean the sum of (i) the aggregate cash and fair market value of any property (other than cash) contributed to the capital of Lessee by the members or partners of Lessee after the Effective Date (net of amounts distributed other than distributions out of earnings of Lessee) and (ii) the aggregate balances of any line of credit obtained by Lessee and guaranteed by one or more of the members or partners of Lessee acceptable to Lessor to the extent such funds may be utilized by Lessee to perform its obligations under the Lease and to comply with the terms of the Management Agreement, and (iii) any commitments of the members or partners of Lessee to make additional capital contributions to Lessee after the

Effective Date, which commitments are legally binding obligations of such members of Lessee to make additional capital contributions to Lessee.

ARTICLE VIII
LEGAL REQUIREMENTS

8.1           Compliance with Legal and Insurance Requirements, Etc.  Subject to the provisions of Article XII relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all applicable legal requirements and insurance requirements in respect to the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply with all appropriate licenses and other authorizations required for any use of the Leased Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

8.2           Legal Requirement Covenants.  Lessee covenants and agrees that the Leased Property shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others.  Lessee shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder.  Lessee further covenants and agrees that Lessee’s use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all legal requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall cause all sub-tenants, invitees or others to so comply with all legal requirements).  Lessee may, however, upon prior notice to Lessor, contest the legality or applicability of any such legal requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor’s rights hereunder, and at Lessee’s sole expense.  If by the terms of any such legal requirement compliance therewith pending the prosecution of any such proceeding may legally be delayed without the incurrence of any lien, charge or liability of any kind against the Leased Property or Lessee’s leasehold interest therein and without subjecting Lessee or Lessor to any liability, civil or criminal, for failure so to comply therewith, Lessee may delay compliance therewith until the final determination of such proceeding.  If any lien, charge or civil or criminal liability would be incurred by reason of any such delay, Lessee, on the prior written consent of Lessor, which consent shall not be unreasonably withheld, may nonetheless contest as aforesaid and delay as aforesaid provided that such delay would not subject Lessor to criminal liability and Lessee both (a) furnishes to Lessor security reasonably satisfactory to Lessor against any loss or injury by reason of such contest or delay and (b) prosecutes the contest with due diligence and in good faith.

8.3           Environmental Matters and Indemnities.

(a)           Lessee shall, at its sole cost and expense, keep and maintain the Leased Property in compliance with, and shall not cause or permit the Leased Property to be in violation of, any federal, state, and local laws, regulations, rules, and orders including without limitation those relating to zoning, health, safety, noise, environmental protection, water quality, air quality, or the generation, processing, storage, or disposal of any Hazardous Materials (as hereinafter defined).  Moreover, Lessee will not intentionally cause or permit the storage, use, disposal, manufacture, discharge, leakage, spillage, emission or Release of any Hazardous Materials on, in, or about the Leased Property.  Lessee must immediately notify Lessor in writing of its actual knowledge of (a) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in connection with the Leased Property and any Hazardous Materials; or (b) any claim made or threatened by any third party against Lessee or the Leased Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials that could cause all or any portion of the Leased Property to be subject to any restrictions on the ownership, occupancy, transferability or use of the Leased Property under Hazardous Materials Law (as hereinafter defined).  Notwithstanding the foregoing, Lessee is not required by Lessor to remove any Hazardous Materials located on, in, under or about the Leased Premises on or prior to the Commencement Date of this Lease.  Without Lessor’s prior written consent, which consent must not be unreasonably withheld or delayed, Lessee will not take any remedial action in response to the presence of any Hazardous Materials on, in, or under or about the Leased Property, nor enter into any settlement agreement, consent decree or other compromise in respect to any Hazardous Materials except as may be necessary to comply with all laws, rules, regulations or orders of any applicable governmental authorities.

(b)           LESSEE INDEMNIFIES AND HOLDS THE LESSOR INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY CLAIM, ACTION, SUIT, PROCEEDING, LOSS, COST, DAMAGE, LIABILITY, DEFICIENCY, FINE, PENALTY, PUNITIVE DAMAGE OR EXPENSE (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND CONSULTANT FEES), DIRECTLY OR INDIRECTLY RESULTING FROM, ARISING OUT OF, OR BASED UPON (I) THE PRESENCE, RELEASE, USE, MANUFACTURE, GENERATION, DISCHARGE, STORAGE OR DISPOSAL BY LESSEE (OR ITS SUBLESSEE, CONTRACTORS, LICENSEES, CONCESSIONAIRES, GUESTS, INVITEES, EMPLOYEES, AGENTS OR REPRESENTATIVES) OF ANY HAZARDOUS MATERIAL ON, UNDER, IN OR ABOUT, OR THE TRANSPORTATION OF ANY SUCH MATERIALS TO OR FROM THE LEASED PROPERTY OCCURRING DURING THE TERM, (II) THE VIOLATION, OR ALLEGED VIOLATION BY LESSEE (OR ITS SUBLESSEE, CONTRACTORS, LICENSEES, CONCESSIONAIRES, GUESTS, INVITEES, EMPLOYEES, AGENTS OR REPRESENTATIVES) OF ANY HAZARDOUS MATERIALS LAW AFFECTING THE LEASED PROPERTY, OR THE TRANSPORTATION BY LESSEE (OR ITS SUBLESSEES, CONTRACTORS, LICENSEES, CONCESSIONAIRES, GUESTS, INVITEES, EMPLOYEES, AGENTS OR REPRESENTATIVES) OF HAZARDOUS MATERIALS TO OR FROM THE LEASED PROPERTY OR (III) ANY AND ALL ENVIRONMENTAL LIABILITIES ARISING UNDER SUBSECTIONS (I) OR (II) ABOVE, SAVE AND EXCEPT TO THE EXTENT THAT SUCH VIOLATIONS OF SUBSECTIONS (I) OR (II) ABOVE (A) FIRST OCCURRED PRIOR TO THE COMMENCEMENT DATE OF THIS LEASE OR AFTER THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE EXCEPT TO THE EXTENT EXACERBATED BY LESSEE’S ACT, OR (B) WERE CAUSED BY THE INTENTIONALLY WRONGFUL ACTS OR GROSSLY NEGLIGENT ACTS OR FAILURES TO ACT OF LESSOR.

(c)           LESSOR INDEMNIFIES AND HOLDS THE LESSEE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ANY CLAIM, ACTION, SUIT, PROCEEDING, LOSS, COST, DAMAGE, LIABILITY, DEFICIENCY, FINE, PENALTY, PUNITIVE DAMAGE OR EXPENSE (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ AND CONSULTANT FEES), DIRECTLY OR INDIRECTLY RESULTING FROM, ARISING OUT OF, OR BASED UPON (I) THE PRESENCE, RELEASE, USE, MANUFACTURE, GENERATION, DISCHARGE, STORAGE OR DISPOSAL BY LESSOR (OR ITS LESSEES OR SUBLESSEES (OTHER THAN THE LESSEE INDEMNIFIED PARTIES), CONTRACTORS, LICENSEES, CONCESSIONAIRES, GUESTS, INVITEES, EMPLOYEES, AGENTS OR REPRESENTATIVES) OF ANY HAZARDOUS MATERIAL ON, UNDER, IN OR ABOUT, OR THE TRANSPORTATION OF ANY SUCH MATERIALS TO OR FROM THE LEASED PROPERTY FIRST OCCURRING AFTER THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE, (II) THE VIOLATION, OR ALLEGED VIOLATION BY LESSOR (OR ITS LESSEES OR SUBLESSEES (OTHER THAN THE LESSEE INDEMNIFIED PARTIES), CONTRACTORS, LICENSEES, CONCESSIONAIRES, GUESTS, INVITEES, EMPLOYEES, AGENT OR REPRESENTATIVES) OF ANY HAZARDOUS MATERIALS LAW AFFECTING THE LEASED PROPERTY, OR THE TRANSPORTATION BY LESSOR (OR ITS LESSEES OR SUBLESSEES (OTHER THAN THE LESSEE INDEMNIFIED PARTIES), CONTRACTORS, LICENSEES, CONCESSIONAIRES, GUESTS, INVITEES, EMPLOYEES, AGENTS OR REPRESENTATIVES) OF HAZARDOUS MATERIALS TO OR FROM THE LEASED PROPERTY, OR (III) ANY AND ALL ENVIRONMENTAL LIABILITIES ARISING UNDER SUBSECTIONS (I) OR (II) ABOVE, SAVE AND EXCEPT TO THE EXTENT THAT SUCH VIOLATIONS OR SUBSECTIONS (I) OR (II) ABOVE (A) ARISE DURING THE TERM (EXCEPT TO THE EXTENT EXACERBATED BY LESSOR’S ACT), OR (B) WERE CAUSED BY THE INTENTIONALLY WRONGFUL ACTS OR GROSSLY NEGLIGENT ACTS OR FAILURES TO ACT OF LESSEE.

(d)           “Hazardous Materials Law”, for purposes of this Lease, means any federal, state, or local law, ordinance or regulation or any court judgment applicable to Lessee or to the Leased Property relating to industrial hygiene or to environmental conditions including, but not limited to, those relating to the release, emission or discharge of Hazardous Materials, those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Leased Property.  “Hazardous Materials Law” includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resources Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, and any amendments to these laws or enactments of other laws occurring after the date hereof.

(e)           “Hazardous Materials”, for purposes of this Lease Agreement, includes flammable explosives, radioactive materials, polychlorinated biphenyls, asbestos in any form which is or could become friable, hazardous wastes, toxic substances or other related material whether in the form of a chemical, element, compound, solution, mixture or otherwise including, but not limited to, those materials defined as “hazardous substances,” “hazardous materials,”

“toxic substances,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous wastes” or “restricted hazardous wastes” by Hazardous Materials Law, other than common cleaning compounds, solvents and other materials incidental to the use and operation of the Leased Property and in compliance with Hazardous Materials Law.

8.4           Liquor License Matters and Indemnities.

(a)           Lessee acknowledges that it will, on an exclusive basis, purchase, serve and sell alcoholic beverages on the Leased Property.  All alcoholic beverages to be purchased for service or sale on the Leased Property shall be purchased from distributors and other suppliers by or in the name of Lessee.

(b)           Lessee shall not relinquish any Liquor License (other than as required by a governmental authority) or take or fail to take such action which would cause a suspension, revocation or termination of such Liquor Licenses and shall renew, extend, reapply for and otherwise continue any such Liquor Licenses as necessary to keep such Liquor Licenses in full force and effect until the expiration of the Term of the Lease and Lessee shall obtain any new Liquor Licenses as are necessary for the purchase, sale and service of alcoholic beverages in connection with the operation of the Leased Premises.  Lessee shall cooperate with Lessor to effect the transition procedures set forth in Article XXXVII upon the expiration or earlier termination of the Lease in connection with the Liquor Licenses and the purchase, sale and service of alcoholic beverages.

(c)           Lessee represents that it currently has in place all necessary Liquor Licenses needed for the operation of the Leased Property and Lessee is not in default under any of the requirements for the Liquor Licenses.

(d)           LESSEE HEREBY RELEASES LESSOR AND THE LESSOR INDEMNIFIED PARTIES FOR ANY LIABILITY, DAMAGE, LOST, COST OR EXPENSE INCURRED BY LESSOR OR THE LESSOR INDEMNIFIED PARTIES, EXCEPT TO THE EXTENT RESULTING FROM GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY LESSOR, ARISING FROM OR RELATED TO THE LIQUOR LICENSES OR THE PURCHASE, SALE AND SERVICE OF ALCOHOLIC BEVERAGES ON THE LEASED PROPERTY.  LESSEE SHALL INDEMNIFY AND HOLD HARMLESS LESSOR AND THE LESSOR INDEMNIFIED PARTIES AGAINST ANY LIABILITY, DAMAGE, LOSS, COST OR EXPENSE, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS FEES AND COURT COSTS INCURRED BY LESSOR OR THE LESSOR INDEMNIFIED PARTIES ARISING FROM OR RELATED TO THE LIQUOR LICENSES OR THE PURCHASE, SALE AND SERVICE OF ALCOHOLIC BEVERAGES ON THE LEASED PROPERTY, EXCEPT TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF THE LESSOR.

ARTICLE IX
MAINTENANCE AND REPAIR

9.1           Maintenance and Repair.

(a)           Lessee, at its sole expense, will keep the Leased Property in good order and repair, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee’s use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, except as otherwise provided in Article XIV or Article XV, with reasonable promptness, make all necessary and appropriate repairs, replacements, and improvements thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing on or prior to the commencement of the Term (concealed or otherwise), or required by any governmental agency having jurisdiction over the Leased Property.  Lessee, however, shall be permitted to prosecute claims against Lessor’s predecessors-in-title, contractors, subcontractors and suppliers for breach of any representation or warranty or for any latent defects in the Leased Property to be maintained by Lessee unless Lessor is already diligently pursuing such a claim.  All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work.  Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.  If Lessee fails to make any required repairs or replacements after fifteen (15) days notice from Lessor, or after such longer period as may be reasonably required provided that Lessee at all times diligently proceeds with such repair or replacement, then Lessor shall have the right, but shall not be obligated, to make such repairs or replacements on behalf of and for the account of Lessee.  In such event, such work shall be paid for in full by Lessee as Additional Charges.

(b)           Notwithstanding Lessee’s obligations under Section 9.1(a) hereinabove and the other provisions of this Lease, in the event that (i) repairs, replacements and/or improvements of the Leased Property become necessary in order to maintain the Facility in the same quality and condition as it currently exists, (ii) such repairs, replacements and/or improvements are under generally accepted accounting principles considered to be capital in nature, (iii) the funds then available to Lessee in the FFE Reserve or at the Leased Property, either in the form of reserves, insurance proceeds, or other income generated by the Leased Property and available to Lessee are insufficient to enable Lessee to pay the costs of making any such repairs, replacements and/or improvements, and (iv) Lessor consents to the repairs, replacements, and/or improvements, then Lessor shall be required to bear the cost of making such repairs, replacements and/or improvements.  Except as set forth in the foregoing sentence, Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, or to maintain the Leased Property in any way.  Lessee agrees that unless contemplated by the Annual Budget, or otherwise directed by Lessor, it will not make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted unless ordered to do so by any governmental authority having jurisdiction over the Leased Property.  Lessor shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing.

(c)           Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (1) constituting the request of Lessor, expressed or implied, to any contractor,

subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (2) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis of any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property, or any portion thereof.

(d)           Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for (i) ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in compliance with the First Class Operating Standards, during the entire Term), or (ii) damage by casualty or condemnation (subject to the obligations of Lessee to restore or repair to the extent set forth in the Lease; provided if any obligations under this subsection (ii) are outstanding at the expiration or earlier termination of this Lease, then Lessee shall assign to Lessor any remaining proceeds or awards paid in connection with such casualty or condemnation).

9.2           Encroachments, Restrictions, Etc.  If any of the improvements on the Leased Property, at any time, materially encroach upon any property, street or right-of-way adjacent to the Leased Property, or violate the agreements or conditions contained in any restrictive covenant or other agreement affecting the Leased Property, or any part thereof, or impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor or at the behest of any person affected by any such encroachment, violation or impairment, Lessee shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of an adverse final determination, either (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee or (b) make such changes in the improvements on the Leased Property and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any such improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Property for the Primary Intended Use substantially in the manner and to the extent the Leased Property was operated prior to the assertion of such violation, impairment and encroachment.  Any such alteration shall be made in conformity with the applicable requirements of Article X.  Lessee’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance held by Lessor.  Notwithstanding anything to the contrary contained in this Section 9.2, (i) so long as any encroachment, violation or impairment described above does not materially interfere with the operation of the Facility, Lessor shall not require Lessee to remedy or otherwise address the same and (ii) Lessee shall have no obligations with respect to any encroachment, violation or impairment that exists on the Effective Date.

ARTICLE X
ALTERATIONS

10.1         Lessee Alterations.  Subject to obtaining Lessor’s prior written approval, not to be unreasonably withheld, conditioned or delayed, Lessee shall have the right to make additions, modifications or improvements to the Leased Property from time to time as Lessee, in its discretion, may deem to be desirable for its permitted uses and purposes, provided that such action will not significantly alter the character or purposes or significantly detract from the value or operating efficiency thereof and will not significantly impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Lease.  Notwithstanding the foregoing, Lessor’s prior written approval shall not be required for (a) expenses paid from the FFE Reserve for items included in the Annual Budget, or (b) any items approved as part of the Annual Budget.  The cost of such additions, modifications or improvements to the Leased Property shall be paid by Lessee, and all such additions, modifications or improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and upon expiration or earlier termination of this Lease shall pass to and become the property of Lessor.  In no event shall any alterations, additions or other improvements made by Lessee be removed from the Leased Property unless request is made by Lessor to Lessee to remove such alterations, additions and other improvements which were made without Lessor’s approval where such approval was required under this Lease.

10.2         Lessor Alterations.  Lessor shall have the right, without Lessee’s consent, to make or cause to be made alterations to the Leased Property required in connection with (i) Emergency Situations, (ii) Legal Requirements, (iii) compliance with the Management Agreement, (iv) compliance with any Franchise Agreement, and (v) the performance by Lessor of its obligations under this Lease, so long as such alterations do not materially and adversely impair the operating efficiency or revenue producing capability of the Leased Property or the ability of Lessee to comply with the provisions of this Lease during the remainder of the Term.  Without Lessee’s consent, Lessor shall further have the right, but not the obligation, to make such other additions to the Leased Property as it may reasonably deem appropriate during the Term, so long as such alterations do not materially and adversely impair the operating efficiency or revenue producing capability of the Leased Property or the ability of Lessee to comply with the provisions of this Lease during the remainder of the Term.  All such work unless necessitated by Lessee’s negligent acts or omissions or unless otherwise required to be performed by Lessee under this Lease (subject to the notice and cure provisions herein) (in which event work shall be paid for by Lessee) shall be performed at Lessor’s expense and shall be done after reasonable notice to and coordination with Lessee, so as to minimize any disruptions or interference with the operation of the Facility.

ARTICLE XI
LIENS

11.1         Liens.  Subject to the provision of Article XII relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased

Property or any attachment, levy, claim or encumbrance in respect of the rent payable hereunder, not including, however, (a) this Lease, (b) the matters, if any, included as exceptions in the title policy insuring Lessor’s interest in the Leased Property to be issued on or about the Commencement Date, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes upon Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article XXI hereof, (f) liens for Impositions or for sums resulting from noncompliance with legal requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article XII hereof, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due provided that (1) the payment of such sums shall not be postponed under any related contract for more than 60 days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested as permitted by Article XII hereof, and (h) any liens which are the responsibility of Lessor pursuant to the provisions of Article XXVIII of this Lease.  Notwithstanding the provisions of this Section 11.1, Lessee shall have no obligation with respect to any lien or encumbrance arising out of the Projects and Lessor shall promptly discharge at its expense any such lien or encumbrance, provided that Lessor shall have the right to contest the amount or validity of any such lien or encumbrance by appropriate legal proceedings in good faith and with due diligence.

ARTICLE XII
PERMITTED CONTESTS

12.1         Permitted Contests.  Lessee shall have the right to contest the amount or validity of any Imposition to be paid by Lessee or any legal requirement or insurance requirement or any lien, attachment, levy, encumbrance, charge or claim (“Claims”) not otherwise permitted by Article XI, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee’s covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article provided), on condition, however, that such legal proceedings shall not operate to relieve Lessee from its obligations hereunder and shall not cause the sale or risk the loss of the Leased Property, or any part thereof, or cause Lessor or Lessee to be in default under any mortgage, deed of trust or security deed encumbering the Leased Property or any interest therein.  Upon the request of Lessor, Lessee shall either (a) provide a bond or other assurance reasonably satisfactory to Lessor that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon will be paid, or (b) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Lessor, as security for the payment of such Claims, money in an amount sufficient to pay the same, together with interest and penalties in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings.  Lessee shall furnish Lessor and any lender of Lessor with reasonable evidence of such deposit within five days of the same.  Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses.  Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed.  In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this paragraph and to diligently prosecute any contest of the same, Lessor may, upon ten days advance written notice to Lessee, pay such charges together with any interest and penalties and the same shall be repayable by Lessee to Lessor at the next rent payment date provided for in this Lease.  Provided, however, that should Lessor reasonably determine that the giving of such notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give such notice as is practical under the circumstances.  Lessor reserves the right to contest at its expense any of the Claims not pursued by Lessee.  Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.

ARTICLE XIII
INSURANCE

13.1         Liability Insurance.  Subject to the terms of this Section 13.1 and Section 13.4 below, Lessee shall, at all times during the term of this Lease, and at Lessee’s cost and expense, maintain the following insurance for the benefit of Lessee and Lessor in connection with the Leased Property:

(a)           commercial general liability insurance with limits of liability in an amount no less than fifty million dollars ($50,000,000) per occurrence and in the annual aggregate, including coverage for products liability, innkeepers’ liability, liquor liability, and Claims for personal and bodily injury or death and property damage occurring upon, in, or about the Leased Property, or any elevator or escalator therein, and upon, in, or about the adjoining streets and passageways thereof, or otherwise, arising under this Lease;

(b)           comprehensive automobile liability insurance with limits of liability of at least fifty million dollars ($50,000,000) per occurrence and in the annual aggregate;

(c)           appropriate worker’s compensation and employer’s liability insurance; and

(d)           such other insurance (including fidelity/crime coverage/errors and omissions) against other insurable risks not covered under subsections (a) and (b) which, at the time, are commonly insured against by owners of comparable hotels in the State of Colorado, with due regard being or to be given to the then-existing circumstances and to the type, construction, design, use and occupancy of the Leased Property.

13.2         Special Conditions or Hazards.  Lessee shall disclose to the Lessor the presence of any condition or hazard within the actual knowledge of Lessee, and Lessor shall likewise disclose to Lessee the existence of any condition or hazard within the actual knowledge of Lessee, to the extent that such condition or hazard may create or contribute to any Claims, damages, losses, or expenses not typically insured against by the coverages specified in Section 13.1(a).  If any such condition or hazard requires removal, abatement, or any other special procedures, such special procedures shall be performed at Lessee’s expense in compliance with all Legal Requirements.  Conditions or hazards to which this Section 13.2 refers include latent risks to health such as asbestos, silicosis, toxic or hazardous chemicals and waste products; hazards to the environment such as underground storage tanks; and latent or patent toxic, nontoxic, abrasive, or irritant pollutants.  At Lessee’s expense, Lessee shall endeavor to obtain appropriate insurance coverage against such conditions and hazards to protect the interests of Lessee and Lessor.

13.3         Casualty Insurance.

(a)           Subject to Section 13.4 below, Lessee shall, at all times during the term of this Lease, and at Lessee’s cost and expense, keep the Leased Property insured (through Lessee’s own insurers) for the benefit of Lessee and Lessor, as their interests may appear.

(i)            against “all risks” of physical loss or damage for the Full Replacement Value thereof, in form no less comprehensive than ISO Form CP 10 30 (ED 10/91), as amended from time to time, and without exclusion for loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief, sprinkler leakage, volcanic action, breakage of glass, falling objects, weight of ice and snow or sleet, water damage, weather conditions or collapse;

(ii)           against such other “all risk” perils, including earthquake and flood, commonly insured against by a Difference in Conditions insurance policy in such amounts as are obtainable from time to time, but in no event in amounts less than those required under the terms of the Mortgage

(iii)          on equipment for the supply or control of heat, light, power, hot water, cold water, gas, refrigeration, or air-conditioning against direct or consequential loss or damage, as customarily covered under a Boiler and Machinery policy with a comprehensive definition of insured equipment, in the amount of at least Five Million Dollars ($5,000,000) or amounts as Lessee may from time to time reasonably require;

(iv)          for such other risks (including loss to fine arts, accounts receivable, valuable papers and records, electronic media and records, and shipments in transit) that, at the time, are commonly insured against by Lessees of hotel premises in the State of Colorado, with due regard being or to be given to the then-existing circumstances and to the type, construction, design, use and occupancy of the Hotel; and

(v)           against “Business Interruption and Extra Expense” (as that phrase is used within the United States insurance industry for application to transient lodging facilities) in form no less comprehensive than ISO Form CP 00 30 (10/91), as amended from time to time, resulting from loss or damage from the hazards specified above, to owned or non-owned property, which prevents normal operations from continuing; such coverage shall: be on an “Actual Loss Sustained” basis in an amount equal to at least one (1) year’s expected net income before income tax (calculated according to Generally Accepted Accounting Principles and the Uniform System), plus continuing normal Operating Expenses, including Operator’s Management Fee, Reimbursable Expenses and other amounts payable to Operator under this Lease, that necessarily continue, notwithstanding the business interruption; the insurance shall also provide “extended period of indemnity” or “extended business income” provisions for payment of loss until normal operations resume, but in any event for a period of not less than one hundred eighty (180) days after business operations for resumed; the insurance shall also include an “ordinary payroll” endorsement for a minimum of ninety (90) days.

(b)           Notwithstanding anything to the contrary in the Lessee, Lessee shall not place any insurance with respect to the Leased Property under this Lease unless and until such insurance has been reviewed and approved by Lessor.

13.4         Parties Insured and Amounts of Coverage.

(a)           The carriers of all insurance policies provided by Lessee or Lessor under this Lease shall be rated no less than A-, in the most recent “Best” insurance guide and shall be licensed in the State of Colorado and shall be subject to the approval of Lessee and Lessor.  All insurance policies provided for in this Article XIII shall include:

(i)            Lessee and Lessor as parties insured thereunder, as their interests may appear;

(ii)           where appropriate and/or as required by any Mortgage, endorsement(s) in favor of Mortgagee(s), as its/their interest may appear;

(iii)          where appropriate (including the insurance provided for in Section 13.1(a)), the insurer’s waiver of subrogation rights against Lessee and Lessor; and

(iv)          a requirement that the insurer provide at least thirty (30) days’ written notice of cancellation or material change in the terms and provisions of the applicable policy and ten (10) days’ written notice of cancellation for non-payment of premiums.

(b)           All insurance carriers and programs shall be subject to the reasonable approval of Lessee, Lessor and any Mortgagee.  If the insurance referred to in Section 13.3(a) could be obtained at lower premiums and otherwise on terms and conditions including amounts of coverage and deductibles more advantageous to Lessor under blanket insurance policies available to Lessee from time to time, then Lessor or Lessee may request that such insurance be placed by Lessee at Lessee’s cost and expense, subject to the provisions of this Section 13.4.

(c)           In the event that either Lessee or Lessor desires to make a change in the carrier, type or amount of any of the insurance policies to be maintained under this Lease, it shall notify the other party of the desired change at least sixty (60) days in advance of the expiration of the current policy proposed to be changed.  Lessee or Lessor shall promptly thereafter meet to discuss and resolve any questions or disagreements with respect to the proposed change, and if either Lessee or Lessor agrees not to withhold or delay its consent unreasonably to any such proposed change requested by the other party so long as such requested change is consistent with the standards described in this Article XIII.  In any event, the Lessee and Lessor agree to work diligently and in good faith to resolve any disagreements with respect to the proposed change as quickly as possible so that a determination of the coverage to be maintained for any period of time can be made at least sixty (60) days in advance of the expiration date of the policy or policies proposed to be changed.

13.5         Evidence of Insurance.

(a)           As soon as practicable, Lessee shall provide the Lessor with certificates of insurance evidencing that the applicable insurance requirements of this Lease have been satisfied.  As soon as practicable prior to the expiration date of each such policy, Lessee obtaining such insurance shall provide the Lessor with updated certificates evidencing renewal of existing or acquisition of new coverages.  Upon the request of Lessor, the Lessee shall provide a certified copy of any renewed or new policy.

(b)           On request, Lessee shall furnish Lessor with a schedule of insurance obtained under this Article XIII, listing the policy numbers of the insurance obtained, the names of the companies issuing such policies, the names of the parties insured, the amounts of coverage, the expiration date or dates of such policies, and the risks covered thereby.

13.6         Reports by Lessee.  Lessee shall promptly:

(a)           cause to be investigated all accidents and Claims for damage relating to the operation and maintenance of the Leased Property, as they become known to Lessee, and shall report to Lessor any such incident in which the claimant is seeking more than $5,000 or with respect to which, Lessee projects the exposure to be greater than $5,000;

(b)           cause to be investigated all damage to or destruction of the Leased Property, as it becomes known to Lessee, and shall report to Lessor any such incident that appears to require repair expenditures of greater than $5,000, together with the estimated cost of repair thereof;

(c)           prepare any and all reports required by any insurance company as the result of an incident mentioned in this Section 13.6, acting as the sole agent for all other named insureds, additional insureds, mortgagees, and loss payees; and

(d)           retain on behalf of Lessee all consultants and experts, including architects, engineers, contractors, accountants, and attorneys, as needed, and at Lessee’s expense, to assist in analyzing any loss or damage, determining the nature and cost of repair, and preparing and presenting any proofs of loss or Claims to any insurers (with Lessor’s prior written consent in the event that the total cost exceeds $15,000).

13.7         Review of Insurance.  All insurance policy limits provided pursuant to this Article XIII shall be reviewed by the Lessee and Lessor every year following the Commencement Date, or sooner if reasonably requested by Lessee, to determine the suitability of such insurance limits in view of exposures reasonably anticipated over the ensuing three (3) years.  Lessee and Lessor hereby acknowledge that changing practices in the insurance industry and changes in the local law and custom may necessitate changes or additions to types or amounts of coverage during the term of this Lease.  Lessor agrees to comply with any other insurance requirements Lessee reasonably requests in order to protect the Leased Property and the respective interests of Lessee and Lessor.

ARTICLE XIV
DAMAGE AND RECONSTRUCTION

14.1         Insurance Proceeds.  If during the Term the Leased Property is partially destroyed by a risk covered by the insurance described in Article XIII, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use or Uneconomic for its Primary Intended Use, Lessor or, at the election of Lessor, Lessee shall, if insurance proceeds are made available by the Holder, if any, of the Leased Property, restore the Facility at Lessor’s cost to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of the Lease, and this Lease shall not terminate as a result of such damage or destruction.  If Lessee restores the Facility, the insurance proceeds shall be paid out by Lessor from time to time for the reasonable costs of such restoration upon satisfaction of terms and conditions specified by Lessor, and any excess proceeds remaining after such restoration shall be paid to Lessor except for any amount thereof paid with respect to Lessee’s Personal Property.  If the insurance proceeds are not adequate to complete such restoration and Lessor rebuilds, Lessor shall fund all such excess costs.

14.2         No Abatement of Rent.  Any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect, and Lessee’s obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated.  Lessor and Lessee agree to cooperate to make the proceeds of all business or rent interruption insurance available to Lessee for purposes of making Rent payments due under this Lease.

14.3         Damage During Term.  Notwithstanding any provisions of Section 14.1 to the contrary, if damage to or destruction of the Leased Property occurring during the Term renders the Leased Property Unsuitable for its Primary Intended Use or if the Holder does not make the insurance proceeds available for restoration, then either Lessor or Lessee (but in Lessee’s case only if the Leased Property is rendered Unsuitable for its Primary Intended Use for a period in excess of one (1) year), shall have the right to terminate this Lease by giving written notice to the other party, in Lessor’s case at any time after the occurrence of such damage or destruction, or in Lessee’s case within thirty (30) days after the expiration of such period, whereupon all accrued rent shall be paid immediately, and this Lease shall automatically terminate.

14.4         Lessee’s Property and Business Interruption Insurance.  All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property and the business interruption insurance maintained for the benefit of Lessee shall be paid to Lessee;

provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Lessor hereunder.

ARTICLE XV
CONDEMNATION

15.1         Definitions.

(a)           “Condemnation” means a transfer of and/or compensation for the diminished value of all or portion of the Leased Property resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(b)           “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

(c)           “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

(d)           “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

15.2         Parties’ Rights and Obligations.  If during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Lease, the rights and obligations of Lessor and Lessee shall be determined by this Article XV.

15.3         Total Taking.  If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking by the Condemnor.  If title to the fee of less than the whole of or substantially all of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable for its Primary Intended Use or Uneconomic for its Primary Intended Use, Lessee and Lessor shall each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking.  Upon such date, if such notice has been given, this Lease shall thereupon cease and terminate.  All Base Rent, Percentage Rent and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the Date of Taking, and Lessee shall promptly pay Lessor such amounts.

15.4         Allocation of Award.  The total Award made with respect to the Leased Property or for loss of rent, or for Lessor’s loss of business beyond the Term, shall be solely the property of and payable to Lessor.  Any Award made for loss of business during the remaining Term, if any, or for removal and relocation expenses of Lessee in any such proceedings shall be the sole property of and payable to Lessee.  In any Condemnation proceedings Lessor and Lessee shall each seek its Award in conformity herewith, at its respective expense; provided, however, Lessee shall not initiate, prosecute or acquiesce in any proceedings that may result in a diminution of any Award payable to Lessor.

15.5         Partial Taking.

(a)           If title to less than the whole of or substantially all of the Leased Property is condemned, and the Leased Property is still Suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Lessee or Lessor is entitled but neither elects to terminate this Lease as provided in Section 15.3, the Lessor or, at Lessor’s election, Lessee shall with all reasonable dispatch and to the extent the Holder permits the application of the Award thereof and the Award is sufficient therefore, restore the untaken portion of the Leased Property so that such Leased Property contains the same architectural units of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Property existing immediately prior to the Condemnation and this Lease shall remain in full force and effect.  Lessee and Lessor, if permitted by any Holder, shall each contribute to the cost of restoration that part of its Award specifically allocated to such restoration, if any, together with severance and other damages awarded for the taken Leased Property; provided, however, that the amount of such contributions shall not exceed such cost.

(b)           In the event of a partial Taking as described in Section 15.5(a) which does not result in a termination of this Lease by Lessor, the Base Rent shall be adjusted in the manner and to the extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, the number of usable rooms, the amount of square footage, or the revenues affected by such partial Taking.  If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after such partial Taking, the matter shall be submitted to arbitration as provided for in Section 38.2 hereof.

15.6         Temporary Taking.  If the whole or any part of the Leased Property or of Lessee’s interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and at the terms herein specified, the full amount of all Base Rent, Percentage Rent, and Additional Charges.  Except only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred.  In the event of any Condemnation as is in this Section 15.6 described, the entire amount of any Award made for such Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Lessee if permitted by any Holder.  Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, at its sole cost and expense (subject to Lessor’s contribution as set forth below), restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration.  If restoration is required hereunder, Lessor shall contribute to the cost of such restoration that portion of its entire Award that is specifically allocated to such restoration in the judgment or order of the court, if any, and Lessee shall fund the balance of such costs in advance of restoration in a manner reasonably satisfactory to Lessor.

ARTICLE XVI
DEFAULTS

16.1         Events of Default.  Any one or more of the following events shall constitute an “Event of Default” (herein so called) hereunder:

(a)           if Lessee fails to pay any Base Rent, Percentage Rent, Impositions or Additional Charges, and such failure  continues for a period of ten (10) days after written notice specifying such failure has been provided Lessee by Lessor, provided that Lessor shall not be required to give any such Notice more than two (2) times in any Lease Year and that any third or subsequent failure by Lessee during such Lease Year to make any payment of Base Rent, Percentage Rent or Additional Charges on the date the same becomes due and payable shall constitute an immediate Event of Default; or

(b)           if Lessee fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Lessee within a period of 30 days after receipt by the Lessee of notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of 30 days, in which case it shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; or

(c)           if an event of default by Lessee has occurred under the Management Agreement with respect to the Facility or the Leased Property and such default has not been cured by Lessee within a period of fifteen (15) days after receipt by Lessee of notice of such default from either Manager or Lessor; or

(d)           if Lessee shall (i) be generally not paying its debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets, (v) be adjudicated insolvent, or (vi) take corporate action for the purpose of any of the foregoing; or if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by Lessee, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its assets (the events described in (i) through (vi) and the immediately preceding clause herein called a “Bankruptcy Event”), or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of Lessee, or if any petition for any such relief shall be filed against Lessee and such petition shall not be dismissed within ninety (90) days; or

(e)           if Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution, or, in any manner, ceases to do business or permits the sale or divestiture of substantially all of its assets (a “Dissolution Event”); or

(f)            if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any Proceeding, except to the extent expressly permitted in this Lease and unless any such levy or attachment is released within ninety (90) days of the filing of the same; or

Notwithstanding anything to the contrary contained in Section 16.1(c), the cure periods set forth in Section 16.1(c) shall not apply to any failure by Lessee to perform any term, covenant or condition for which a different grace or cure period is expressly set forth in any other provision of this Lease, and in either of the foregoing events such failure shall, after the expiration of any other grace or cure period expressly set forth elsewhere herein, constitute an immediate Event of Default.

If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys’ fees, and all costs and expenses incurred in connection therewith.

16.2         Remedies.  If an Event of Default occurs Lessor shall have the right, at Lessor’s option, to elect to do any one or more of the following without further notice or demand to Lessee:  (a) terminate this Lease, in which event Lessee shall immediately surrender the Leased Property to Lessor, and, if Lessee fails to so surrender, Lessor shall have the right, without notice, to enter upon and take possession of the Leased Property and to expel or remove Lessee and its effects without being liable for prosecution or any claim for damages therefor; and Lessee shall, and hereby agrees to, indemnify Lessor for all loss and damage which Lessor suffers by reason of such termination, including without limitation, damages in an amount calculated pursuant to Section 16.3 below; or (b) enter upon and take possession of the Leased Property without terminating this Lease and without being liable for prosecution or any claim for damages therefor, and, if Lessor elects, relet the Leased Property on such terms as Lessor deems advisable, in which event Lessee shall pay to Lessor on demand the reasonable costs of repossessing and reletting the Leased Property and any deficiency between the Rent payable hereunder (including Percentage Rent as determined below) and the rent paid under such reletting; provided, however, that Lessee shall not be entitled to any excess payments received by Lessor from such reletting and Lessor’s failure to relet the Leased Property shall not release or affect Lessee’s liability for Rent or for damages; or (c) enter the Leased Property without terminating this Lease and without being liable for prosecution or any claim for damages therefor and maintain the Leased Property and repair or replace any damage thereto or do anything for which Lessee is responsible hereunder.  Lessee shall reimburse Lessor immediately upon demand for any expense which Lessor incurs in thus effecting Lessee’s compliance under this Lease, and Lessor shall not be liable to Lessee for any damages with respect thereto.  Lessee hereby waives any and all requirements of applicable laws for service of notice to re-enter the Leased Property.  Except as may be required under applicable law, Lessor shall be under no obligation to, but may if it so chooses, relet the Leased Property or otherwise mitigate Lessor’s damages.

16.3         Damages.  Neither (a) the termination of this Lease (which shall not include the expiration of the Term pursuant to the express provisions hereof), (b) the repossession of the Leased Property, (c) the failure of Lessor to relet the Leased Property, nor (d) the reletting of all or any portion thereof, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting.  In the event of any such termination, Lessee shall forthwith pay to Lessor all Rent due and payable with respect to the Leased Property to and including the date of such termination.  Lessor shall use commercially reasonable efforts to relet the Leased Property and Lessee’s obligations to Lessor under this Lease.

Lessee shall forthwith pay to Lessor, at Lessor’s option, as and for liquidated and agreed current damages for Lessee’s default, either:

(1)           Without termination of Lessee’s right to possession of the Leased Property, each installment of rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, which rent and other sums shall bear interest at the rate of 12% per annum until paid, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease; or
(2)           the sum of:
(A)          the unpaid rent which had been earned at the time of termination, repossession or reletting, and
(B)           the worth at the time of termination, repossession or reletting of the amount by which the unpaid rent for the balance of the Term after the time of termination, repossession or reletting, exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, and
(C)           any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.  The worth at the time of termination, repossession or reletting of the amount referred to in subparagraph (B) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus 1%.

Percentage Rent for the purposes of this Section 16.3 shall be a sum equal to (i) the average of the annual amounts of Percentage Rent for the three calendar years immediately preceding the calendar year in which the termination, re-entry or repossession takes place, or (ii) if three calendar years shall not have elapsed, the Percentage Rent during the preceding calendar year during which this Lease was in effect, or (iii) if one calendar year has not elapsed, the amount derived by annualizing the Percentage Rent from the effective date of this Lease.

16.4         Application of Funds.  Any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order that Lessor may determine or as may be prescribed by the laws of the State of Colorado.

16.5         Waiver.  Each party waives, to the extent permitted by applicable law, any right to a trial by jury in any proceedings brought by either party to enforce the provisions of this Lease, including, without limitation, proceedings to enforce the remedies set forth in this Article XVI, and Lessee waives the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

ARTICLE XVII
LESSOR’S RIGHT TO CURE

17.1         Lessor’s Right to Cure Lessee’s Default.  If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease including, without limitation, Lessee’s failure to comply with the terms of the Management Agreement, and fails to cure the same within the relevant time periods provided in Section 16.1, Lessor, without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) and subject to the rights of the Manager under the Management Agreement, at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor.  No such entry shall be deemed an eviction of Lessee.  All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand.  The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XVIII
HOLDING OVER

18.1         Holding Over.  If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay as rental each month 150% of the aggregate of (a) one-twelfth of the aggregate Base Rent and Percentage Rent payable with respect to the last year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Lessee under this Lease with respect to the Leased Property.  During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to tenancies at sufferance, to continue its occupancy and use of the Leased Property.  Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE XIX
RISK OF LOSS

19.1         Risk of Loss.  During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, acts of terrorism, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than those caused by Lessor and those claiming from, through or under Lessor) is assumed by Lessee, and, in the absence of gross negligence, willful misconduct or breach of this Lease by Lessor pursuant to Section 31.1 (including without limitation, any failure by Lessor to maintain insurance required to be maintained by Lessor pursuant to this Lease, if any), Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section 19.1 entitle Lessee to any abatement of rent except as specifically provided in this Lease.

ARTICLE XX
INDEMNITIES

20.1         Indemnification.

(a)           NOTWITHSTANDING THE EXISTENCE OF ANY INSURANCE, AND WITHOUT REGARD TO THE POLICY LIMITS OF ANY SUCH INSURANCE OR SELF-INSURANCE, LESSEE WILL PROTECT, INDEMNIFY, HOLD HARMLESS, AND DEFEND LESSOR INDEMNIFIED PARTIES FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES), TO THE EXTENT PERMITTED BY LAW, INCLUDING THOSE RESULTING FROM A LESSOR INDEMNIFIED PARTY’S OWN NEGLIGENCE BUT EXCLUDING THOSE RESULTING FROM LESSOR’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSOR BY REASON OF (A) ANY ACCIDENT, INJURY TO OR DEATH OF PERSONS OR LOSS OF OR DAMAGE TO PROPERTY OCCURRING ON OR ABOUT THE LEASED PROPERTY OR ADJOINING SIDEWALKS DURING THE TERM, INCLUDING WITHOUT LIMITATION ANY CLAIMS UNDER LIQUOR LIABILITY, “DRAM SHOP” OR SIMILAR LAWS, (B) ANY PAST, PRESENT OR FUTURE USE, MISUSE, NON-USE, CONDITION, MANAGEMENT, MAINTENANCE OR REPAIR BY LESSEE OR ANY OF ITS AGENTS, EMPLOYEES OR INVITEES OF THE LEASED PROPERTY OR ANY LITIGATION, PROCEEDING OR CLAIM BY GOVERNMENTAL ENTITIES OR OTHER THIRD PARTIES TO WHICH LESSOR IS MADE A PARTY OR PARTICIPANT RELATED TO SUCH USE, MISUSE, NON-USE, CONDITION, MANAGEMENT, MAINTENANCE, OR REPAIR THEREOF BY LESSEE OR ANY OF ITS AGENTS, EMPLOYEES OR INVITEES, INCLUDING ANY FAILURE OF LESSEE OR ANY OF ITS AGENTS, EMPLOYEES OR INVITEES TO PERFORM ANY OBLIGATIONS UNDER THIS LEASE OR IMPOSED BY APPLICABLE LAW (OTHER THAN ARISING OUT OF CONDEMNATION PROCEEDINGS), (C) ANY IMPOSITIONS THAT ARE THE OBLIGATIONS OF LESSEE PURSUANT TO THE APPLICABLE PROVISIONS OF THIS LEASE, (D) ANY FAILURE ON THE PART OF LESSEE TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE, AND (E) THE NON-PERFORMANCE OF ANY OF THE TERMS AND

PROVISIONS OF ANY AND ALL EXISTING AND FUTURE SUBLEASES OF THE LEASED PROPERTY TO BE PERFORMED BY THE LANDLORD THEREUNDER.

(b)           LESSOR WILL PROTECT, INDEMNIFY, HOLD HARMLESS AND DEFEND LESSEE INDEMNIFIED PARTIES FROM AND AGAINST ALL LIABILITIES, OBLIGATIONS, CLAIMS, DAMAGES, PENALTIES, CAUSES OF ACTION, COSTS AND EXPENSES IMPOSED UPON OR INCURRED BY OR ASSERTED AGAINST LESSEE INDEMNIFIED PARTIES AS A RESULT OF (A) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LESSOR ARISING IN CONNECTION WITH THIS LEASE, (B) ANY FAILURE ON THE PART OF LESSOR TO PERFORM OR COMPLY WITH ANY OF THE TERMS OF THIS LEASE OR (C) ANY ACTIONS OF LESSOR OR DEVELOPER ARISING OUT OF THE DEVELOPMENT AGREEMENTS.

(c)           LESSEE’S OR LESSOR’S LIABILITY FOR A BREACH OF THE PROVISIONS OF THIS ARTICLE SHALL SURVIVE ANY TERMINATION OF THIS LEASE.

(d)           Any amounts that become payable by an Indemnifying Party under this Article XX shall be paid within thirty (30) days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise, and if not timely paid, shall bear a late charge (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment.  Any such amounts shall be reduced by insurance proceeds received and any other recovery (net of costs) obtained by the Indemnified Party.  An Indemnifying Party, upon request, shall at its sole expense resist and defend any Proceeding, claim or action, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance.  Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding, claim or action and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless a conflict of interest prevents representation of such Indemnified Party by the counsel selected by the Indemnified Party and such separate counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding, claim or action made without its consent, which consent shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, non-appealable judgment for an adversary party in any such Proceeding, claim or action, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any liabilities incurred by such Indemnified Party by reason of such settlement or judgment.  Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own grossly negligent acts or omissions or willful misconduct.

ARTICLE XXI
SUBLETTING; ASSIGNMENT

21.1         Subletting and Assignment.

(a)           Lessee shall not sell, assign or transfer all or any portion of its leasehold estate or sublet all or any portion of the Leased Property without first obtaining the prior written consent of Lessor, not to be unreasonably withheld, conditioned or delayed.  In the event of an assignment or subletting by Lessee which is approved by Lessor, Lessee shall nevertheless remain fully liable for the due performance of all obligations on Lessee’s part to be performed under this Lease.  No permitted assignment, sale or transfer shall be effective until there shall have been delivered to Lessor an undertaking in recordable form, executed by the proposed assignee or sublessee, wherein such assignee or sublessee assumes the due performance of all obligations on Lessee’s part to be performed under this Lease.  Each sublease must satisfy the requirements of Section 35.3 and Section 35.4.

(b)           Lessee, as the debtor in possession, or the trustee for Lessee (collectively, the “Trustee”) in any proceeding under Title 11 of the United States Bankruptcy Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), shall not have the right to assign this Lease or sublet the Leased Property to an assignee or sublessee that (i) is a competitor of Lessor or (ii) is not a capable, reliable, qualified Person of good reputation and character with the financial capacity to satisfy Lessee’s obligations under this Lease.  The Trustee shall not have the right to assign this Lease or sublet the Leased Property to a real estate investment trust that is, or intends to be, publicly traded.

(c)           The Trustee shall have the right to assume Lessee’s rights and obligations under this Lease only if the Trustee:  (a) promptly cures or provides adequate assurance that the Trustee will promptly cure any default under this Lease; (b) compensates or provides adequate assurance that the Trustee will promptly compensate Lessor for any actual pecuniary loss incurred by Lessor as a result of Lessee’s default under this Lease; and (c) provides adequate assurance of future performance under this Lease.  Adequate assurance of future performance by the proposed assignee shall include, as a minimum, that:  (i) any proposed assignee of this Lease shall provide to Lessor an audited financial statement, dated no later than six (6) months prior to the effective date of such proposed assignment or sublease with no material change therein as of the effective date, which financial statement shall show the proposed assignee has sufficient financial capacity to fulfill its obligations under this Lease, or, in the alternative, the proposed assignee shall provide a guarantor of such proposed assignee’s obligations under this Lease, which guarantor shall provide an audited financial statement meeting the requirements of (i) above and shall execute and deliver to Lessor a guaranty agreement in form and substance acceptable to Lessor; and (ii) any proposed assignee shall grant to Lessor a security interest in favor of Lessor in all furniture, fixtures, and other personal property to be used by such proposed assignee in the Leased Property.  All payments required of Lessee under this Lease, whether or not expressly denominated as such in this Lease, shall constitute rent for the purposes of Title 11 of the Bankruptcy Code.

(d)           The parties agree that for the purposes of the Bankruptcy Code relating to (a) the obligation of the Trustee to provide adequate assurance that the Trustee will “promptly” cure defaults and compensate Lessor for actual pecuniary loss, the word “promptly” shall mean that cure of defaults and compensation will occur no later than sixty (60) days following the filing of any motion or application to assume this Lease; and (b) the obligation of the Trustee to compensate or to provide adequate assurance that the Trustee will promptly compensate Lessor for “actual pecuniary loss”.  The term “actual pecuniary loss” shall mean, in addition to any other provisions contained herein relating to Lessor’s damages upon default, the obligations of Lessee to pay money under this Lease and all attorneys’ fees and related costs of Lessor incurred in connection with any default of Lessee in connection with Lessee’s bankruptcy proceedings).

(e)                                  Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed, without further act or deed, to have assumed all of the obligations arising under this Lease and each of the conditions and provisions hereof on and after the date of such assignment.  Any such assignee shall, upon the request of Lessor, forthwith execute and deliver to Lessor an instrument, in form and substance acceptable to Lessor, confirming such assumption.

21.2                           Attornment.  Lessee shall insert in each future sublease permitted under Section 21.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor’s assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct.  All rentals received from the sublessee by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

21.3                           Management Agreement.

(a)                                  Lessee shall not enter into (i) any management or agency agreement relating to the management or operation of the Facility other than the Management Agreement, (ii) any material modifications to the Management Agreement, without Lessor’s prior written approval of the terms and conditions thereof, such approval to not be unreasonably withheld, conditioned or delayed, or (iii) agree to a change in the identity of any manager of the Facility.

(b)                                 All amounts due to the Manager under the Management Agreement shall be paid prior to any payments of Rent due under this Lease, which payments of Rent shall be subject and subordinate to payment of all fees, expenses, or other amounts payable pursuant to the Management Agreement.  The disposition of the Management Agreement upon any permitted termination of this Lease shall be governed by the Owner Agreement.

ARTICLE XXII
ESTOPPELS; FINANCIAL STATEMENTS

22.1                           Lessee Estoppel Certificates.  At any time and from time to time upon not less than ten (10) days notice by Lessor, Lessee will furnish to Lessor a statement certifying that this

Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the rent has been paid, whether to the knowledge of Lessee there is any existing default or Event of Default exists thereunder by Lessor or Lessee, and such other information as may be reasonably requested by Lessor.  Any such certificate furnished pursuant to this Section may be relied upon by Lessor, any lender and any prospective purchaser of the Leased Property.

22.2                           Financial Statements and Information.  Lessee will furnish the following statements and operating information to Lessor (provided that the delivery of any of the following statements or operating information may be waived by Lessor, in its sole discretion):

(a)                                  within sixty (60) days after the end of each fiscal year of Lessee, audited Consolidated Financials of the Lessee;

(b)                                 with reasonable promptness, such other information respecting the financial condition, operations and affairs of Lessee or the Leased Property (A) as Lessor or the Company may be required or may deem desirable in its reasonable discretion to file with or provide to the Security and Exchange Commission (“SEC”) or any other governmental agency or any other Person, all in the form, and either audited or unaudited, as Lessor may request in Lessor’s reasonable discretion, (B) as may be reasonably necessary to confirm compliance by Lessee and its Affiliates with the requirements of this Lease, and (C) as may be required or requested by any existing, potential or future Holder;

(c)                                  on or before the fifteenth (15th) day of each month, a balance sheet, and detailed profit and loss and cash flow statements showing the financial position of the Facility as at the end of the preceding month and the results of operation of the Facility for such preceding month and the Lease Year to date (including a comparison to the Operating Budget as approved);

(d)                                 on or before the fifteenth (15th) day of each month, the Facility’s general manager’s written critique of the financial report submitted pursuant to subsection (c) immediately above, setting forth in narrative form any variations during the preceding month from the Annual Budget and including a preview of the Facility’s financial operations during the current month;

(e)                                  on or before the twentieth (20th) day of each April, July and October during the Term, an updated estimate for each calendar quarter remaining in the Lease Year of the information required by Section 4.7(a) and (e) hereof;

(f)                                    monthly STR Reports within five (5) days of Lessee’s receipt thereof;

(g)                                 Lessee will furnish to Lessor a copy of all financial reports and statements received from the Manager on the twentieth (20th) day of each month for the preceding month;

(h)                                 Lessee will furnish to Lessor on the twentieth (20th) day of each month for the preceding month and year-to-date the following statistical information:

(i)                                     Statistical information for the Hotel for the prior month, such as ADR, REVPAR and occupancy; and

(ii)                                  Year-to-date annual working capital positions.

(i)                                     upon request by Lessor, to the extent not previously provided by Lessee, (i) copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts, inspection reports, studies, appraisals, assessments, default or other notices and similar materials and information existing with respect to the Leased Property and (ii) such additional financial information as required to comply with, and to evidence compliance with, the Sarbanes-Oxley Act of 2002, as may be amended, as such statute relates to financial reports in respect of the Leased Property.

22.3                           Covenants of Lessee.  Lessee covenants to cause its officers and employees, Manager and its auditors to cooperate fully and promptly with Lessor and with the auditors for Lessor in connection with the timely preparation and filing of Lessor’s filings, reports and returns under applicable federal, state and other governmental securities, blue sky and tax laws and regulations.  Lessor covenants to cause its officers and employees and auditors to cooperate fully with Lessee and Lessee’s auditors in connection with the timely preparation and filing of Lessee’s filings, reports and returns under applicable federal, state and other governmental securities, blue sky and tax laws and regulations.

22.4                           Certified Financial Statements.  Upon request of Lessor, the financial statements required under Section 22.2(a)-(c) shall be certified by a member or an authorized officer (as the case may be) of Lessee.  All financial statements of Lessee delivered to Lessor shall be true and correct in all respects, shall be prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition of the subject thereof as of the dates thereof.  Any materially adverse change that occurs in the financial condition reflected therein after the date thereof shall be reported to Lessor promptly.  None of the aforesaid financial statements, or any certificate or statement furnished to Lessor by or on behalf of Lessee in connection with the transactions contemplated hereby, shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading.

22.5                           Lessor Estoppel Certificates.  At any time and from time to time upon not less than ten (10) days notice by Lessee, Lessor will furnish to Lessee or to any person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee’s part hereunder, and such other information as may be reasonably requested by Lessee.

ARTICLE XXIII
INSPECTIONS; MEETINGS

23.1                           Lessor’s Right to Inspect.  Lessee shall permit Lessor and its authorized representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee’s accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance notice, subject only to any business confidentiality requirements reasonably requested by Lessee.

23.2                           Regular Meetings.  Lessee agrees that it will make available a senior level representative of operations of the Facility (such as the general manager or controller) and if requested by Lessor, the general manager, to meet with Lessor and its representatives on a monthly basis throughout each Lease Year in order to discuss all aspects of the management, maintenance and operation of the Facility.

23.3                           Accommodations.  Subject to availability, Lessee will provide reasonable gratuitous accommodations, food and beverage, and other services and amenities to Lessor and its representatives in connection with all such meetings and inspections.

ARTICLE XXIV
NO WAIVER

24.1                           No Waiver.  No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term.  To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXV
CUMULATIVE REMEDIES

25.1                           Remedies Cumulative.  To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

ARTICLE XXVI
SURRENDER

26.1                           Acceptance of Surrender.  No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

ARTICLE XXVII
NO MERGER

27.1                           No Merger of Title.  There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly:  (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

ARTICLE XXVIII
CONVEYANCE BY LESSOR

28.1                           Conveyance by Lessor.  If Lessor or any successor owner of the Leased Property conveys the Leased Property in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owners.

28.2                           Lessor May Grant Liens.

(a)                                  Without the consent of Lessee, Lessor may from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement upon the Leased Property, or any portion thereof or interest therein, or upon Lessor’s interest in this Lease, whether to secure any borrowing or other means of financing or refinancing.  This Lease and Lessee’s interest hereunder shall at all times be subject and subordinate to the lien and security title of any deeds to secure debt, deeds of trust, mortgages, or other interests heretofore or hereafter granted by Lessor or which otherwise encumber or affect the Leased Property and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions, and extensions thereof (all of which are herein called the “Mortgage”), provided that (i) the Mortgage and all security agreements delivered by Lessor in connection therewith shall be subject to Lessee’s rights under this Lease prior to the expiration or earlier termination of this Lease pursuant to its terms, and (ii) the foregoing subordination agreement shall only be effective in the event that the Holder of the Mortgage agrees not to disturb Lessee’s rights under this Lease.  In confirmation of such subordination, Lessee shall, at Lessor’s request, promptly execute, acknowledge and deliver any instruments which may be reasonably required to evidence subordination to any Mortgage and to the Holder thereof, subject to the terms and conditions of this Section 28.2 and in form and substance acceptable to Lessee, and the assignment of this Lease and Lessor’s rights and interests thereunder to such Holder.  In the event of Lessee’s failure to deliver such instruments and if the Mortgage and such instruments do not change materially and adversely any term of this Lease, Lessor may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge, and deliver the instrument as the agent or attorney in fact of Lessee, and Lessee hereby irrevocably constitutes Lessor its attorney in fact for such purpose, Lessee acknowledging that the appointment is coupled with an interest and is irrevocable.

(b)                                 Lessee shall, upon the request of Lessor or any existing, potential or future Holder (but in no event more than once every twelve months during the Term), (i) provide Lessor or such Holder with copies of all licenses, permits, occupancy agreements, operating agreements, leases, contracts, inspection reports, studies, appraisals, assessments, default or other notices and similar materials reasonably requested in connection with any existing or proposed financing of the Leased Property, and (ii) execute and/or cause the Manager to execute, as applicable, such estoppel agreements and collateral assignments with respect to the Facility’s liquor license, the Management Agreement, any Franchise Agreement and any of the other aforementioned agreements as Holder may reasonably request in connection with any such financing, provided that no such estoppel agreement or collateral assignment shall in any way affect the Term or affect adversely in any material respect any rights of Lessee under this Lease.

(c)                                  No act or failure to act on the part of Lessor which would entitle Lessee under the terms of this Lease, or by law, to be relieved of any of Lessee’s obligations hereunder (including, without limitation, its obligation to pay Rent) or to terminate this Lease, shall result in a release or termination of such obligations of Lessee or a termination of this Lease unless:  (i) Lessee shall have first given written notice of Lessor’s act or failure to act to any Holder of whom Lessee has been given written notice of such Holder’s status as a Holder, specifying the act or failure to act on the part of Lessor which would give basis to Lessee’s rights; and (ii) the Holder, after receipt of such notice, shall have failed or refused to correct or cure the condition complained of within a reasonable time thereafter (in no event less than sixty (60) days), which shall include a reasonable time for such Holder to obtain possession of the Leased Property, if possession is reasonably necessary for the Holder to correct or cure the condition, or to foreclose such Mortgage, and if the Holder notifies the Lessee of its intention to take possession of the Leased Property or to foreclose such Mortgage, and correct or cure such condition.  If such Holder is prohibited by any process or injunction issued by any court or by reason of any action by any court having jurisdiction or any bankruptcy, debtor rehabilitation or insolvency proceedings involving Lessor from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, provided, however, that this Lease shall continue to be in full force and effect, the times for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition.

(d)                                 Lessee shall deliver by notice delivered in the manner provided in Article XXIX to any Holder who gives Lessee written notice of its status as a Holder, at such Holder’s address stated in the Holder’s written notice or at such other address as the Holder may designate by later written notice to Lessee, a duplicate copy of any and all notices regarding any default which Lessee may from time to time give or serve upon Lessor pursuant to the provisions of this Lease.  Copies of such notices given by Lessee to Lessor shall be delivered to such Holder simultaneously with delivery to Lessor.  No such notice by Lessee to Lessor hereunder shall be deemed to have been given unless and until a copy thereof has been mailed to such Holder as provided above.

(e)                                  At any time, and from time to time, upon not less than twenty (20) days’ notice by a Holder to Lessee, Lessee shall deliver to such Holder an estoppel certificate certifying as to the information required in Section 22.1(c), and such other information as may be reasonably requested by such Holder.  Any such certificate may be relied upon by such Holder.

(f)                                    Lessee shall cooperate in all reasonable respects, and as generally described in Section 28.2 of this Lease, with any transfer of the Leased Property to a Holder that succeeds to the interest of Lessor in the Leased Property (including, without limitation, in connection with the transfer of any franchise, license, lease, permit, contract, agreement, or similar item to such Holder or such Holder’s designee necessary or appropriate to operate the Leased Property).  Lessor and Lessee shall cooperate in (i) including in this Lease by suitable amendment from time to time any provision which may be requested by any proposed Holder, or may otherwise be reasonably necessary, to implement the provisions of this Article and (ii) entering into any further agreement with or at the request of any Holder which may be reasonably requested or required by such Holder in furtherance or confirmation of the provisions of this Article ; provided, however, that any such amendment or agreement shall not in any way affect the Term nor affect adversely in any material respect any rights of Lessor or Lessee under this Lease.

ARTICLE XXIX
NOTICES

29.1                           Notices.  All notices, demands, or other communications of any type given by the Lessor to the Lessee, or by the Lessee to the Lessor, whether required by this Lease or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph.  All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, by nationally recognized overnight delivery service, or by United States Mail, as a registered or certified item, return receipt requested.  Notices delivered by mail shall be deemed given on the third (3rd) business day after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, on the first business day after being deposited with a nationally recognized overnight delivery service, or when received, if delivered in person or by facsimile, addressed as follows:

Lessor:

Behringer Harvard Cordillera, LLC
c/o Behringer Harvard Opportunity OP I LP
15601 Dallas Parkway, Suite 600
Addison, Texas   75001
Attn:  Joe Jernigan
Facsimile:  (214) 655-1610

with a copy to:

Powell Coleman, LLP
8080 North Central Expressway, Suite 1380
Dallas, Texas  75206
Attn:  Patrick M. Arnold
Facsimile:  (214) 373-8768

Lessee:

Behringer Harvard Residences at Cordillera, LLC
c/o Behringer Harvard Opportunity OP I LP
15601 Dallas Parkway, Suite 600
Addison, Texas   75001
Attn:  Joe Jernigan
Facsimile:  (214) 655-1610

with a copy to:

Powell Coleman, LLP
8080 North Central Expressway, Suite 1380
Dallas, Texas  75206
Attn:  Patrick M. Arnold
Facsimile:  (214) 373-8768

ARTICLE XXX
APPRAISALS

30.1                           Appraisers.  If it becomes necessary to determine the fair market value of the Leased Property for any purpose of this Lease, the party required or permitted to give notice of such required determination shall include in the notice the name of a person selected to act as appraiser on its behalf.  Within ten (10) days after notice, Lessor (or Lessee, as the case may be) shall by notice to Lessee (or Lessor, as the case may be) appoint a second person as appraiser on its behalf.  The appraisers thus appointed, each of whom must be a member of the American Institute of Real Estate Appraisers (or any successor organization thereto) with at least five years experience in the State appraising property similar to the Leased Property, shall, within forty-five (45) days after the date of the notice appointing the first appraiser, proceed to appraise the Leased Property to determine the fair market value thereof as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date); provided, however, that if only one appraiser shall have been so appointed, then the determination of such appraiser shall be final and binding upon the parties.  If two appraisers are appointed and if the difference between the amounts so determined does not exceed five percent (5%) of the lesser of such amounts, then the fair market value shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined.  If the difference between the amounts so determined exceeds five percent (5%) of the lesser of such amounts, then such two appraisers shall have twenty (20) days to appoint a third appraiser.  If no such appraiser shall have been appointed within such twenty (20) days or within ninety (90) days of the original request for a determination of fair market value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have such appointment made by such court.  Any appraiser appointed by the original appraisers or by such court shall be instructed to determine the fair market value or fair market rental within forty-five (45) days after appointment of such appraiser.  The determination of the appraiser which differs most in the terms of dollar amount from the determinations of the other two appraisers shall be excluded, and fifty percent (50%) of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the fair market value or fair market rental of the Leased Property, as the case may be.  This provision for determining by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.  Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

ARTICLE XXXI
LESSOR BREACH

31.1                           Breach by Lessor.  It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within such 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof.  In the event that Lessor fails to cure such breach as provided above, then Lessee shall have the right to perform Lessor’s uncured obligation and all costs and expenses incurred by Lessee in connection therewith shall be paid by Lessor to Lessee within thirty (30) days after Lessee gives Lessor written demand for payment; any amounts not paid by Lessor as required in this Section 31.1 shall be subject to arbitration pursuant to Section 38.2.

ARTICLE XXXII
MISCELLANEOUS

32.1                           Miscellaneous.  Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee or Lessor arising prior to any date of termination of this Lease shall survive such termination.  If any term or provision of this Lease or any application thereof is invalid or unenforceable, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby.  If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate.  Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by a written instrument in recordable form signed by Lessor and Lessee.  All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.  This Lease shall be governed by and construed in accordance with the laws of the State of Texas, but not including its conflicts of laws rules.  If any payment required to be made pursuant to this Lease shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

32.2                           Waiver of Presentment, Etc.  Lessee waives all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

32.3                           Force Majeure.  Neither Lessor nor Lessee, nor any successor in interest of Lessor or Lessee, shall be considered in breach or default of their respective obligations under this Lease, and times for performance of obligations hereunder shall be extended, except with respect to the payment of Rent, which shall not be subject to the terms of this Section 32.3, in the event of any delay caused by any event of force majeure occurring at or affecting the Leased Property (a “Force Majeure Event”), which Force Majeure Events shall include, without limitation, damage or destruction by fire or other casualty; general strike; lockout; labor disputes; labor shortages; civil disorder; riots; war; acts of God; epidemics; earthquakes; acts of terrorism; failure of utilities; shortage or delay in shipment of material or fuel; or other similar events beyond the party’s reasonable control.

32.4                           Development Agreements.

(a)                                  Lessor has advised Lessee that it intends to make certain alterations and improvements to the Leased Property pursuant to the Development Agreements.  Lessor shall comply with its obligations under the Development Agreements and shall use reasonably commercial efforts to enforce the obligations of Developer under the Development Agreements.

(b)                                 All costs of the Projects shall be borne by Lessor, and Lessee shall have no obligation to perform any work contemplated by the Development Agreements.  In the course of implementing and completing the Projects, Lessor shall not unreasonably interfere with the operation of the Facility by Lessee or the performance of Lessee’s obligations under this Lease.

(c)                                  In furtherance of and not in limitation of subsection (b) above. Lessor confirms that (i) neither Lessee nor Manager shall be responsible for any obligations of the Developer under the Development Agreements, nor shall Lessee or Manager have any obligation to pay any costs or expenses incurred or contemplated pursuant to the Development Agreements, (ii) in no event shall any Annual Budget include any costs of the Projects described in the Development Agreements, and (iii) amounts in the FFE Reserve shall not be available to pay any costs described in any of the Development Agreements.

ARTICLE XXXIII
MEMORANDUM OF LEASE

33.1                           Memorandum of Lease.  Lessor and Lessee shall promptly upon the request of either party enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State of Colorado in which reference to this Lease shall be made.  Lessee shall pay all costs and expenses of recording such memorandum of this Lease.

ARTICLE XXXIV
COMPLIANCE WITH AGREEMENTS

34.1                           Management Agreement.  To the extent any provisions of the Management Agreement impose a greater obligation on Lessee than the corresponding provisions of the Lease, then Lessee shall be obligated to comply with the provisions of the Management

Agreement, it being the intent of the parties hereof that Lessee comply with the provisions of the Management Agreement so as to avoid any default thereunder.

ARTICLE XXXV
LIMITATIONS

35.1                           REIT Compliance.  Lessee acknowledges that Lessor’s parent, Behringer Harvard Opportunity REIT I, Inc. (the “REIT”), intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Tax Code”).  Lessee agrees that it will not knowingly or intentionally take or omit any action, or permit any status to exist at the Leased Property, which Lessee knows would or could result in the REIT being disqualified from treatment as a real estate investment trust under the Tax Code.

35.2                           Personal Property Limitation.  Anything contained in this Lease to the contrary notwithstanding, the average of the fair market values of the items of personal property that are leased to the Lessee under this Lease at the beginning and at the end of any calendar year shall not exceed fifteen percent (15%) of the average of the aggregate fair market values of the Leased Property (including both all real property and all personal property subject to this Lease) at the beginning and at the end of each such calendar year.  This Section 35.2 is intended to insure that all of the rent payable hereunder qualifies as “rents from real property,” within the meaning of Section 856(d) of the Tax Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

35.3                           Sublease Rent Limitation.  Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublet the Leased Property on any basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee, or (b) any other formula such that any portion of the rent payable hereunder would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Tax Code, or any similar or successor provisions thereto.

35.4                           Sublease Tenant Limitation.  Anything contained in this Lease to the contrary notwithstanding, Lessee shall not sublease the Leased Property to any person or entity in which Lessor or the REIT owns, directly or indirectly, a ten percent (10%) or more interest, within the meaning of Section 856(d)(2)(B) of the Tax Code, or any similar or successor provisions thereto.  In the event that Lessee subleases any portion of the Leased Property in violation of Section 35.3 and this Section 35.4 on a basis such that the rental to be paid by the sublessee thereunder would be based, in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee or (b) any other formula such that any portion of the rent payable hereunder would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Tax Code, or any similar or successor provisions thereto, then notwithstanding any indication in this Lease to the contrary, the Percentage Rent shall be computed without treating any amount paid pursuant to such sublease as Gross Revenues.

35.5                           Lessee Ownership Limitation.  Anything contained in this Lease to the contrary notwithstanding, neither Lessee nor any affiliate of the Lessee shall acquire, directly or indirectly, a ten percent (10%) or more interest in the REIT, within the meaning of Section 856(d)(2)(B) of the Tax Code, or any similar or successor provisions thereto.

ARTICLE XXXVI
TERMINATION RIGHTS

36.1                           Lessor’s Option to Terminate Lease Upon Sale.  In the event Lessor consummates a bona fide contract to sell the Leased Property, then Lessor may terminate the Lease by giving not less than thirty (30) days prior notice to Lessee of Lessor’s election to terminate the Lease upon the closing under such contract.  Effective upon such date, this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease and all Base Rent and Percentage Rent shall be adjusted as of the termination date.

ARTICLE XXXVII
TRANSITION PROCEDURES

37.1                           Transition Procedures.  Lessee and Manager shall cooperate in good faith to provide access and information to any prospective purchaser or lessee of the Leased Property which may acquire the Leased Property or lease it upon the expiration or termination of the Term.  Upon any expiration or termination of the Term, Lessor and Lessee shall do the following and, in general, shall cooperate in good faith to effect an orderly transition of the management or lease of the Facility.  The provisions of this Article 38 shall survive the expiration or termination of this Lease until they have been fully performed.  Nothing contained herein shall limit Lessor’s rights and remedies under this Lease if such termination occurs as the result of an Event of Default.

(a)                                  Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts (i) to transfer to Lessor or Lessor’s designee all licenses, operating permits and other governmental authorizations and all contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Facility (collectively, “Licenses”), or (ii) if such transfer is prohibited by law or Lessor otherwise elects, to cooperate with Lessor or Lessor’s designee in connection with the processing by Lessor or Lessor’s designee of any applications for all Licenses, including Lessee continuing to operate the liquor operations under its licenses with Lessor or its designee agreeing to indemnify and hold Lessee harmless as a result thereof except for the gross negligence or willful misconduct of Lessee; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor’s designee and such arrangement will terminate not later than one hundred eighty (180) days following its execution.

(b)                                 Lessee shall assign or cause to be assigned to Lessor or Lessor’s designee simultaneously with the termination of this Agreement, and the assignee shall assume all leases, contracts, concession agreements and agreements in effect with respect to the Facility then in Lessee’s name; provided, however, Lessor shall not be obligated to assume and may reject (i) any operating or service agreements entered into subsequent to the date hereof which have a term in excess of one year or termination rights that must be exercised more than sixty (60) days prior to the end of the annual term, and (ii) equipment leases which were entered into subsequent to the date hereof and were not previously approved by Lessor, if such approval is required pursuant to this Lease, in which event the agreement or agreements and/or leases so rejected shall not be assigned or shall be deemed reassigned and shall remain the property and responsibility of Lessee.

(c)                                  To the extent that Lessor has not already received copies thereof, copies of all books and records (including computer records) for the Facility kept by Lessee shall be promptly delivered to Lessor or Lessor’s designee.

(d)                                 Lessee shall be entitled to retain all cash, bank accounts and house banks, and to collect all Gross Revenues and accounts receivable accrued through the termination date.  Lessee shall be responsible for the payment of rent, all operating expenses of the Facility and all other obligations of Lessee accrued under this Lease prior to the termination date, and Lessor shall be responsible for all operating expenses of the Facility accruing on and after the termination date.  Lessee shall surrender the Leased Property with an amount and quality of Nonconsumable Inventory and Consumable Supplies as provided in Section 7.4 above.

ARTICLE XXXVIII
ARBITRATION

38.1                           Arbitration.  Except as set forth in Section 38.2, in each case specified in this Lease in which it shall become necessary to resort to arbitration, such arbitration shall be determined as provided in this Section 38.1.  The party desiring such arbitration shall give Notice to that effect to the other party, and an arbitrator shall be selected by mutual agreement of the parties, or if they cannot agree within thirty (30) days of such notice, by appointment made by the American Arbitration Association (“AAA”) from among the members of its panels who are qualified and who have experience in resolving matters of a nature similar to the matter to be resolved by arbitration.

38.2                           Alternative Arbitration.  In each case specified in this Lease for a matter to be submitted to arbitration pursuant to the provisions of this Section 38.2, Lessor shall be entitled to designate HVS Valuation Services; or if the foregoing has ceased to do business, any nationally recognized accounting firm with a hospitality division of which Lessor or an Affiliate of Lessor and Lessee and Affiliates of Lessee are not significant clients to serve as arbitrator of such dispute within fifteen (15) days after written demand for arbitration is received or sent by Lessor.  In the event Lessor fails to make such designation within such fifteen (15) day period, Lessee shall be entitled to designate any nationally recognized accounting firm with a hospitality division of which Lessee or an Affiliate of Lessee is not a significant client to serve as arbitrator of such dispute within fifteen (15) days after Lessor fails to timely make such designation.  In the event no nationally recognized accounting firm satisfying such qualifications is available and willing to serve as arbitrator, the arbitration shall instead be administered as set forth in Section 38.1.

38.3                           Arbitration Procedures.  In any arbitration commenced pursuant to Sections 38.1 or 38.2, a single arbitrator shall be designated and shall resolve the dispute.  The arbitrator’s decision shall be final and binding on all parties and shall not be subject to further review or appeal except as otherwise allowed by applicable law.  Upon the failure of either party (the “non-complying party”) to comply with his decision, the arbitrator shall be empowered, at the request of the other party, to order such compliance by the non-complying party and to supervise or arrange for the supervision of the non-complying party’s obligation to comply with the arbitrator’s decision, all at the expense of the non-complying party.  To the maximum extent practicable, the arbitrator and the parties, and the AAA if applicable, shall take any action necessary to insure that the arbitration shall be concluded within ninety (90) days of the filing of such dispute.  The fees and expenses of the arbitrator shall be shared equally by Lessor and Lessee except as otherwise specified above in this Section 38.3. Unless otherwise agreed in writing by the parties or required by the arbitrator or AAA, if applicable, arbitration proceedings hereunder shall be conducted in the State.  Notwithstanding formal rules of evidence, each party may submit such evidence as each party deems appropriate to support its position and the arbitrator shall have access to and right to examine all books and records of Lessee and Lessor regarding the Facility during the arbitration.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

LESSOR:	BEHRINGER HARVARD CORDILLERA, LLC,
a Delaware limited liability company,

	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

LESSEE:	BEHRINGER HARVARD RESIDENCES AT
CORDILLERA, LLC,
a Delaware limited liability company,

	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

EXHIBIT A

LAND

Grouse on the Green Real Property

TRACT F, CORDILLERA SUBDIVISION, FILING NO. 16, ACCORDING TO THE CORRECTION PLAT RECORDED NOVEMBER 21, 1994 IN BOOK 655 AT PAGE 562, COUNTY OF EAGLE, STATE OF COLORADO.

TOGETHER WITH EASEMENTS AND BENEFITS AS DESCRIBED IN AMENDED AND RESTATED DECLARATION OF PROTECTIVE CONVENANTS RECORDED MAY 12, 1993 IN BOOK 608 AT PAGE 785 AND SECOND AMENDMENT THRETO RECORDED MAY 11, 1998 AT RECEPTION NO. 6557728, AFFIDAVIT OF CLARIFICATION RECORDED MAY 10, 1995 IN BOOK 663 AT PAGE 72, COUNTY OF EAGLE, STATE OF COLORADO.

TOGETHER WITH NONEXCLUSIVE INGRESS AND EGRESS EASEMENTS RESERVED PURSUANT TO THE QUITCLAIM DEEDS RECORDED APRIL 21, 2003 AT RECEPTION NO. 830524, 830525, 830526, 830527, 830528, 830529 AND 830530, COUNTY OF EAGLE, STATE OF COLORADO.

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EXHIBIT B

REVENUE PERCENTAGES AND BREAK POINTS, CALCULATION OF PERCENTAGE RENT

Calculation of Percentage Rent: Percentage Rent for any Lease Year shall be 15% of the amount by which Gross Revenues for the applicable Lease Year exceed $8,000,000.

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EXHIBIT C

PRELIMINARY STATEMENT OF CASH AND WORKING CAPITAL

(To Be Inserted)

ASSETS

LIABILITIES

NET WORKING CAPITAL ASSET

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SCHEDULE 4.1

RESERVED

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SCHEDULE 4.1(a)

MONTHLY BASE RENT PAYMENT SCHEDULE

	2007	2008
January		9,000
February		10,000
March		20,000
April		7,000
May		7,000
June	19,000	19,000
July	189,000	189,000
August	302,000	302,000
September	90,000	90,000
October	7,000	7,000
November	7,000	7,000
December	53,000	53,000
TOTAL	667,000	720,000

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SCHEDULE 4.1(b)

ADDITIONAL BASE RENT SCHEDULE

None.

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